Exhibit 10.1

ACQUISITION AGREEMENT

by and among

Rogers Corporation,

SK Chemicals Co., Ltd., and

SK Utis Co., Ltd.

______________________________

Dated as of March 23, 2010

______________________________

ARTICLE I
PURCHASE AND SALE		1
1.1	Acquired Stock and Technology Assets Purchase	1
1.2	Purchase Price for Acquired Stock and Technology Assets	2
1.3	Purchase Price Adjustments	2
1.4	Closing Transactions	4
ARTICLE II
CONDITIONS TO CLOSING		7
2.1	Conditions to the Purchaser’s Obligations	7
2.2	Conditions to the Parent’s Obligations	9
ARTICLE III
COVENANTS PRIOR TO CLOSING		10
3.1	Affirmative Covenants of the Company and the Parent	10
3.2	Negative Covenants of the Company and the Parent	11
3.3	Covenants of Purchaser	12
ARTICLE IV
COMPANY REPRESENTATIONS AND WARRANTIES		13
4.1	Organization and Corporate Power	13
4.2	Authorization of Transactions	13
4.3	Capitalization	13
4.4	Subsidiaries; Investments	14
4.5	Absence of Conflicts	14
4.6	Financial Statements and Related Matters	14
4.7	Absence of Undisclosed Liabilities	15
4.8	Absence of Certain Developments	15
4.9	Title to Properties	16
4.10	Taxes	17
4.11	Contracts and Commitments	18
4.12	Proprietary Rights	20
4.13	Litigation; Proceedings	21
4.14	Brokerage	21
4.15	Licenses	21
4.16	Employees	21
4.17	Employee Benefit Plans	23
4.18	Insurance	23
4.19	Officers and Directors; Bank Accounts	24
4.20	Affiliate Transactions	24
4.21	Compliance with Laws	24
4.22	Export and Import Laws	24
4.23	Environmental Matters	24
4.24	Manufacturing Margins	25
4.25	Disclosure	25

ARTICLE V
PARENT REPRESENTATIONS AND WARRANTIES		25
5.1	Authorization of Transactions	25
5.2	Absence of Conflicts	26
5.3	Brokerage	26
5.4	Parent Contracts and Commitments	27
5.5	Shares	27
5.6	Ownership of Technology Assets	27
ARTICLE VI
PURCHASER’S REPRESENTATIONS AND WARRANTIES		27
6.1	Organization	27
6.2	Authorization of Transaction	27
6.3	No Violation	27
6.4	Governmental Authorities and Consents	28
6.5	Litigation	28
6.6	Brokerage	28
6.7	Investment	28
ARTICLE VII
TERMINATION		28
7.1	Termination	28
7.2	Effect of Termination	28
ARTICLE VIII
INDEMNIFICATION AND RELATED MATTERS		29
8.1	Survival	29
8.2	Indemnification	29
ARTICLE IX
ADDITIONAL AGREEMENTS		33
9.1	Certain Taxes	33
9.2	Press Releases and Announcements	33
9.3	Further Assurances	33
9.4	Specific Performance	33
9.5	Transition Assistance	33
9.6	Expenses	33
9.7	Exclusivity	34
9.8	Books and Records	34
9.9	Non-competition, Non-solicitation and Confidentiality	34
9.10	Parent Contracts and Commitments	35
ARTICLE X
MISCELLANEOUS		36
10.1	Amendment and Waiver	36
10.2	Notices	36
10.3	Binding Agreement; Assignment	36

- ii -

10.4	Severability	37
10.5	No Strict Construction	37
10.6	Captions	37
10.7	Entire Agreement	37
10.8	Counterparts	37
10.9	Governing Law	37
10.10	Parties in Interest	37
10.11	Foreign Currency Conversions	37
10.12	Dispute Resolution	37
10.13	Waiver of Sovereign Immunity	39

INDEX OF EXHIBITS

Exhibit A	Form of Shareholders Agreement
Exhibit B	Form of Yoon &Yang LLC Legal opinion
Exhibit C	Form of Barun Law Legal opinion

INDEX OF SCHEDULES

Schedule 1.3(a) (iii)	Calculation of Target Amount
Schedule 2.1(g)	Resignations
Schedule 2.1(j)	Certain Payables
Schedule 3.1(f)	Certain Information
Schedule 4.1	Foreign Qualifications
Schedule 4.2	Certain Proceedings
Schedule 4.5	Conflicts
Schedule 4.6	Financial Statements
Schedule 4.8	Recent Developments
Schedule 4.9(b)	Leases
Schedule 4.9(e)	Manufacturing Lines
Schedule 4.11(a)	General Contracts
Schedule 4.11(d)	Supplier Contracts
Schedule 4.11(e)	Customer Contracts
Schedule 4.12	Proprietary Rights
Schedule 4.15	Permits and Licenses
Schedule 4.16(a)	Employees
Schedule 4.16(c)	Independent Contractors
Schedule 4.16(d)	Work Permits
Schedule 4.16(f)	Loans
Schedule 4.17(a)	Employee Benefit Plans
Schedule 4.18	Insurance
Schedule 4.19	Bank Accounts
Schedule 4.20	Affiliate Transactions

- iii -

Schedule 4.23	Environmental Matters
Schedule 4.24	Manufacturing Margins
Schedule 5.2	Parent Consents
Schedule 5.4	Parent Contracts
Schedule 6.6	Purchase brokers’ fees

- iv -

ACQUISITION AGREEMENT

THIS ACQUISITION AGREEMENT (this “Agreement”), dated as of the 23nd day of March, 2010, by and among SK Utis Co., Ltd., a company organized and existing under the laws of the Republic of Korea (the “Company”), SK Chemicals Co., Ltd, a company organized and existing under the laws of the Republic of Korea (the “Parent”), and Rogers Corporation, a company organized and existing under the laws of the Commonwealth of Massachusetts, USA (the “Purchaser”).  The Company, the Parent and the Purchaser are referred to herein collectively as the “Parties” and individually as a “Party.”  Unless otherwise indicated, capitalized terms used herein have the respective meanings set forth in Annex I attached hereto.

W I T N E S S E T H

WHEREAS, the authorized capital stock of the Company consists of one million six hundred thousand (1,600,000) shares of common stock, with a par value of five thousand Korean Won (KRW5,000) per share (the “Common Stock”), of which eight hundred thousand (800,000) shares are issued and outstanding;

WHEREAS, the Parent owns beneficially and of record all of the issued and outstanding Common Stock;

WHEREAS, the Parent also owns the Technology Assets, which assets are used in the Company’s operations;

WHEREAS, on the Closing Date the Purchaser desires to acquire from the Parent, and the Parent desires to sell to the Purchaser, ninety percent (90%) of the Common Stock owned by the Parent (the “Majority Stock”), and all of its right, title and interest in and to the Technology Assets; and

WHEREAS, on the second anniversary of the Closing Date the Purchaser desires to acquire from the Parent the remaining ten percent (10%) of the Common Stock owned by the Parent (the “Minority Stock”) (the Majority Stock and the Minority Stock are referred to herein collectively as the “Acquired Stock”).

NOW THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

PURCHASE AND SALE

1.1           Acquired Stock and Technology Assets Purchase.  On and subject to the terms and conditions set forth in this Agreement, on the Closing Date, the Purchaser shall purchase from the Parent, and the Parent shall sell and transfer to the Purchaser, free and clear of any Encumbrances, the Majority Stock, together with all of the Parent’s right, title and interest in and to the Technology Assets. On and subject to the terms and conditions set forth in this Agreement, on the second anniversary of the Closing Date, the Purchaser shall purchase from the Parent, and the Parent shall sell and transfer to the Purchaser, free and clear of any Encumbrances, the Minority Stock.

1.2           Purchase Price for Acquired Stock and Technology Assets.

(a)           The Parties have agreed upon the value of the Acquired Stock and the Technology Assets of twenty-nine million one hundred thirty five thousand US dollars (US$29,135,000), which amount is subject to the adjustments set forth in Section 1.3.

(b)           The aggregate purchase price of twenty-nine million one hundred thirty five thousand US dollars (US$29,135,000) will be allocated among the Majority Stock (the “Majority Stock Purchase Price”), the Minority Stock (the “Minority Stock Purchase Price”) (the sum of the Majority Stock Purchase Price and the Minority Stock Purchase Price is referred to herein collectively as the “Stock Purchase Price”) and the Technology Assets (the “Asset Purchase Price”) in accordance with an appraisal to be performed by Samil PricewaterhouseCoopers. Notwithstanding such appraisal, if the Purchaser is required under United States generally accepted accounting principles to allocate the Purchase Price differently from such allocation, it may do so.  The Parties agree to share equally the costs and expenses of, and to cooperate fully with, such accounting firm, in connection with the performance of such appraisal. The amount of the “Initial Cash Payment” is twenty-six million forty-five thousand US dollars ($26,045,000). The sum of the Stock Purchase Price, the Asset Purchase Price, and the VAT Refund (as defined in Section 1.3(b) below) is referred to herein collectively as the “Purchase Price.”

(c)           The Initial Cash Payment will be paid to the Parent on the Closing Date.  The Minority Stock Purchase Price and ten percent (10%) of the Asset Purchase Price will be paid to the Parent on the second anniversary of the Closing Date.

(d)           On the date hereof, the Purchaser has deposited the sum of six million one hundred seventy five thousand five hundred sixty two US dollars (US6,175,562), which is the US dollar equivalent of seven billion Korean won (KRW 7,000,000,000) based upon the exchange rate on the date hereof, with Hana Bank (the “Escrow Agent”) to be held in accordance with the terms and conditions of the escrow agreement entered into on the date hereof among the Escrow Agent and the Parties (the “Escrow Agreement”).  Such sum, together with all interest earned thereon, is referred to herein as the “Deposit.”  The Parent and the Purchaser agree to equally bear the cost and expenses for the Deposit. In the event this Agreement is terminated, the Deposit will be distributed as set forth in Section 7.2.  Upon the Closing hereunder, the Deposit will be distributed to the Parent and shall be credited toward the amounts otherwise due from the Purchaser to the Parent at the Closing.

1.3           Purchase Price Adjustments.

(a)           Post-Closing Adjustments.

(i)        Within thirty (30) days after the Closing Date, the Purchaser and, at the Purchaser’s election, its auditors, will conduct a review of the Company’s books and records (the “Closing Review”) of the Net Core Working Capital Amount, the Net Non-Core Working Capital Amount, the Cash, and the Indebtedness, in all cases as of the close of business (6:00 pm) (“Close of Business”) on the Closing Date, and will prepare and deliver to the Parent a computation of the Net Core Working Capital Amount, the Net Non-Core Working Capital Amount, the Cash and the Indebtedness as of the Close of Business on the Closing Date (the “Draft Computation”). At the request of the Purchaser, the period for the Closing Review may be extended by an additional fifteen (15) days. The Purchaser and its auditors will give the Parent and, at the Parent’s election, its auditors, the opportunity to observe the Closing Review and will make available to the Parent and its auditors all records and work papers used in preparing the Draft Computation.  The Purchaser, its auditors, and the Company shall provide full cooperation to the Parent and its auditors, including, without limitation, making available and providing reasonable access to the premises, books and records, and employees of the Company.

(ii)        If the Parent disagrees with the computation of the Net Core Working Capital Amount, the Net Non-Core Working Capital Amount, the Cash, or the Indebtedness reflected on the Draft Computation, the Parent may, within thirty (30) days after receipt of the Draft Computation, which may be extended by an additional fifteen (15) days upon the request of the Parent, deliver a notice (an “Objection Notice”) to the Purchaser setting forth the Parent’s calculation of the Net Core Working Capital Amount, the Net Non-Core Working Capital Amount, the Cash, or the Indebtedness, as applicable, as of the Close of Business on the Closing Date.  If the Parent fails to provide the Purchaser with an Objection Notice within thirty (30) days (or forty-five (45) days in the case of an extension) after receipt of the Draft Computation, then the Draft Computation shall be deemed final for the purposes hereof.  Should a dispute arise, the Purchaser and the Parent will use commercially reasonable efforts to resolve any disagreements as to the computation of the Net Core Working Capital Amount, the Net Non-Core Working Capital Amount, the Cash, or the Indebtedness, as applicable, but if they do not obtain a final resolution within thirty (30) days after the Purchaser has received the Objection Notice, the Purchaser and the Parent will jointly retain an independent accounting firm of recognized international standing (the “Firm”) to resolve any remaining disagreements.  If the Purchaser and the Parent cannot agree on such Firm within three (3) days, each shall select promptly an internationally recognized independent accounting firm, and such two firms together shall select promptly a third such firm, which third firm shall be the Firm.  The Purchaser and the Parent will direct the Firm to render a determination within fifteen (15) days of its retention and the Purchaser, the Company, the Parent and their respective agents will cooperate with the Firm during its engagement.  The Firm will consider only those items and amounts in the Draft Computation set forth in the Objection Notice which the Purchaser and the Parent are unable to resolve.  The Firm’s determination will be based on the definitions of Net Core Working Capital Amount, Net Non-Core Working Capital Amount, Cash, and Indebtedness included herein.  The determination of the Firm will be conclusive and binding upon the Purchaser and the Parent.  The Purchaser and the Parent shall split equally the costs and expenses incurred to retain the Firm.

(iii)        The Net Core Working Capital Amount, as finally determined pursuant to this Section 1.3(a), is referred to herein as the “Actual Net Core Working Capital Amount.”  If the Actual Net Core Working Capital Amount is less than the amount determined as set forth on Schedule 1.3(a)(iii) attached hereto (the “Target Amount”), the Parent shall owe the amount of such shortfall to the Purchaser.  If, however, the Actual Net Core Working Capital amount is greater than the Target Amount, the Purchaser shall owe the Parent the amount of such excess.

(iv)        The Net Non-Core Working Capital Amount, as finally determined pursuant to Section 1.3(a)(ii), is referred to herein as the “Actual Net Non-Core Working Capital Amount.” If the Actual Net Non-Core Working Capital Amount is less than (-) KRW162,085,794 (for the avoidance of doubt, the foregoing is a negative number), the Parent shall owe the Purchaser the amount of such shortfall.  If the Actual Net Non-Core Working Capital Amount is greater than KRW37,914,206, the Purchaser shall owe the Parent the amount of such excess.  If the Actual Net Non-Core Working Capital Amount falls between the two figures stated above (i.e., (-)KRW162,085,794 and KRW37,914,206), inclusive, no adjustment shall be made.

(v)        The Cash, as finally determined pursuant to Section 1.3(a)(ii), is referred to herein as the “Actual Cash.”  The Purchaser shall owe the Parent the amount of the Actual Cash, provided that as of the Closing Date, the Parent, in its reasonable judgment, shall have caused the Company to pay a dividend in the maximum amount allowed under applicable law without creating the Company’s cash balance to be minus immediately following the Closing Date.

(vi)       The Indebtedness, as finally determined pursuant to Section 1.3(a)(ii), is referred to herein as the “Actual Indebtedness.”  The Parent shall owe the Purchaser the amount of the Actual Indebtedness.

(vii)      The amounts owed  by one Party to another under Sections 1.3(a)(iii)-(vi) shall be netted, and either the Purchaser shall pay to the Parent, or the Parent shall pay to the Purchaser, the net amount so determined to be due, within fifteen (15) Business Days of the determination thereof.

(viii)     All amounts to be paid pursuant to this Section 1.3(a) shall be paid by wire transfer of immediately available funds to one or more bank accounts designated in writing by the Party or Parties entitled to receive such amounts.  All calculations of amounts due under this Section will be made as of the Close of Business on the Closing Date and any foreign currency conversions relating thereto will be made in accordance with the provisions of Section 10.11 hereof.

(b)           In addition to the adjustments described in Section 1.3(a) and the payments to be made under Section 1.3(a) (vii) and (viii), the Purchaser will pay to the Parent the amount equivalent to the Cash to be collected by the Company after the Closing Date as a refund of VAT relating to relocation expenses in moving the Company’s business from the Prior Location to the New Location, which amount is expected to be approximately the amount equivalent to ninety thousand dollars (US$90,000) and is expected to be received by the Company in May 2010 (the “VAT Refund”), within three (3) Business Days upon receipt thereof, in accordance with Section 1.3(a)(viii) above.

1.4           Closing Transactions.

(a)           Closing.  The consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place at the Parent’s office in Seoul, Korea, commencing at 10:00 am, on March 31, 2010 (Korean time), subject to the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself).  If the Closing does not occur on March 31, 2010, the Closing shall take place on the second Business Day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby.  The date and time of the Closing are herein referred to as the “Closing Date.”  Unless indicated otherwise herein, the Closing shall be deemed to occur on, and be effective as of, the Close of Business on the Closing Date.

(b)           Initial Closing Transactions.  Subject to the conditions set forth in this Agreement, the Parties shall simultaneously consummate the following transactions on the Closing Date:

(i)      the Parent shall deliver to the Purchaser a certificate of non-issuance of share certificates for all of the Majority Stock, free of all Encumbrances, together with a copy of the shareholder registry of the Company, certified by the representative director of the Company and issued as of the Closing Date;

(ii)      the Parent shall transfer by an appropriate instrument or instruments to the Purchaser all its right, title and interest in and to the Technology Assets, including assignments in recordable form in all jurisdictions where such Technology Assets are registered with a Governmental Authority;

(iii)     the Purchaser shall pay to the Parent the amount of difference between the Initial Cash Payment and the Deposit, by wire transfer of immediately available funds, and the Deposit shall be released to the Parent pursuant to the Escrow Agreement; provided, however, that if the Purchaser reasonably determines that the condition to Closing set forth in Section 2.1(a) hereof has been satisfied but in the Purchaser’s reasonable judgment there exists a breach of a representation or warranty set forth in Article IV or V hereof, the Purchaser shall deposit with the Escrow Agent an amount equal to a reasonable estimate of the Loss caused by the breached representations and warranties in question on or prior to the Closing Date (“Deposited Amount”) in accordance with the Escrow Agreement; provided, further, that the Deposited Amount shall not be more than thirty-five percent (35%) of the Purchase Price.  After the Closing, if the Parent objects to the Deposited Amount, the Purchaser and the Parent will use commercially reasonable efforts to resolve any disagreements as to the amount of the Loss, but if they do not obtain a final resolution within ten (10) days thereof, the Purchaser and the Parent will jointly retain an independent accounting firm of recognized international standing (the “Accounting Firm”) to resolve any remaining disagreements.  If the Purchaser and the Parent cannot agree on such firm within three (3) days, each shall select promptly an internationally recognized independent accounting firm, and such two firms together shall select promptly a third such firm, which third firm shall be the Accounting Firm.  The Purchaser and the Parent will direct the Accounting Firm to render a determination solely as to whether the Deposited Amount is a reasonable estimate of the Loss within fifteen (15) days of its retention and the Purchaser, the Company, the Parent and their respective agents will cooperate with the Accounting Firm during its engagement.  If the Accounting Firm determines that the  Deposited Amount is in excess of its reasonable estimate of the Loss, the Purchaser shall cause the Escrow Agent to release to the Parent such excess within three business (3) days from the Accounting Firm’s determination.  Any remaining Deposited Amount will be held by the Escrow Agent until the amount, if any, of the Loss in question is finally determined by agreement of the Parties or in accordance with the provisions of Section 10.12 hereof, after which determination the Escrow Agent shall release such Deposited Amount in accordance with a written notice of such determination duly executed by the Parent and the Purchaser or the arbitrator’s award.  In addition, the Parent may, at its sole discretion, request the arbitrator to review the reasonableness of the Purchaser’s estimation of the Loss in accordance with the provisions of Section 10.12 hereof.  In the event that the arbitrator decides that such estimation was unreasonable, then Purchaser shall pay to the Parent, as a penalty, the Parent’s costs incurred for the arbitration and any interest earned on the Deposited Amount;

(iv)     the Company, the Parent and the Purchaser, as applicable, shall deliver the opinions, certificates and other documents and instruments required to be delivered by or on behalf of such Party under Article II; and

(v)      the Company, the Parent and the Purchaser shall take all actions as necessary (i) to effectuate the registration of the resignations tendered by the directors and the statutory auditor of the Company referred to in Section 2.1(h), (ii) to cause the persons designated by the Purchaser to be elected as the directors and the statutory auditor of the Company at the extraordinary general meeting of the shareholders of the Company to be convened on the Closing Date and registered with the competent commercial registry immediately after the Closing Date, and (iii) to cause the Company to change its name to one without “SK” at the extraordinary general meeting of the shareholders of the Company on the Closing Date and to register the changed name with the competent commercial registry immediately after the Closing Date.

(c)           Subsequent Closing Transactions.  On the second anniversary of the Closing Date, the Parent shall deliver to the Purchaser a certificate of non-issuance of share certificates for all of the Minority Stock, free of all Encumbrances.  Simultaneously with such delivery, the Purchaser shall pay three million ninety thousand dollars (US$ 3,090,000), representing the Minority Stock Purchase Price and ten percent (10%) of the Asset Purchase Price (collectively, the “Balance Payment”), to the Parent, by wire transfer of immediately available funds to the bank account designated by the Parent.  On the second anniversary of the Closing Date, if the Purchaser claims Loss under and subject to the limitations set forth in Section 8.2, the Purchaser and the Parent will jointly retain the Accounting Firm, and will jointly request the Accounting Firm to make a determination, within 15 days of its retention, of the reasonable amount of such Loss. The reasonable amount of such Loss so determined by the Accounting Firm will be withheld from the amount of the Balance Payment payable to the Parent by the Purchaser hereunder until finally determined by agreement of the Parties or in accordance with the provisions of Section 10.12 hereof; provided, that any Loss which are covered by the Deposited Amount under Section 1.4(b)(iii) shall not be included in such Loss to be withheld from the amount of the Balance Payment under this Section 1.4(c).  Any amount of the Balance Payment remaining after such withholding shall be paid by the Purchaser to the Parent within one (1) Business Day from the date when the Accounting Firm has rendered its determination of the amount of Loss, in the manner set forth above.  Upon final determination by agreement of the Parties or in accordance with the provisions of Section 10.12 hereof  regarding the amount of Loss incurred by the Purchaser, the amount, if any, finally determined to be due to the Purchaser from the Parent in respect of the Loss in question shall be deducted from the amount of the Balance Payment initially withheld by the Purchaser , and any remaining amount of the Balance Payment after such deduction shall be paid immediately by the Purchaser to the Parent in the manner set forth above.  If the amount of Loss incurred, as finally determined, exceeds the amount of the Balance Payment initially withheld by the Purchaser, the Parent will immediately pay the amount of such excess to the Purchaser.  For the avoidance of doubt, this Section 1.4(c) shall be made subject to the limitations set forth in Section 8.2.

ARTICLE II

CONDITIONS TO CLOSING

2.1           Conditions to the Purchaser’s Obligations.  The obligation of the Purchaser to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a)           There shall not exist any breach or breaches of any of the representations and warranties set forth in Article IV and Article V hereof, as of the date hereof and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout Article IV and Article V (without taking into account any disclosures made by the Company or the Parent to the Purchaser pursuant to Section 3.1(g) hereof), as a result of which breach or breaches it is reasonable to conclude that the amount of the Loss resulting therefrom is more than thirty-five percent (35%) of the Purchase Price (for the avoidance of doubt, should there exist a breach or representation or warranty but, taking the existence of such breach or breaches into account, the amount of the Loss is less than thirty-five percent (35%) of the Purchase Price, the provisions of Section 1.4(b)(iii) hereof with respect to depositing the Deposited Amount with the Escrow Agent will apply);

(b)           The Company and the Parent shall not have undertaken any willful or intentional breach of the representations and warranties set forth in Article IV and Article V hereof, and the Company and the Parent shall have performed and complied in all material respects with all of the covenants and agreements required to be performed by each of them under this Agreement on or prior to the Closing;

(c)           All consents that are required to prevent a breach of, a default under, a termination or modification of, or any acceleration of, any obligations under any contract to which the Company is a party shall have been obtained in form and substance reasonably satisfactory to the Purchaser;

(d)           Releases of any and all Encumbrances held by third parties against property of the Company, in form and substance reasonably satisfactory to the Purchaser, shall have been received;

(e)           All Government Consents that are required for the transfer of the Acquired Stock or the Technology Assets to the Purchaser and the consummation of the other transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Purchaser, and all applicable waiting periods shall have expired or been terminated;

(f)           No action, suit, or proceeding shall be pending or threatened before any Governmental Authority or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, or cause such transactions to be rescinded or materially and adversely affect the right of the Purchaser to own, operate or control the Company, and no judgment, decree, injunction, order or ruling shall have been entered, nor shall any other legal restraint exist, which has or would have any of the foregoing effects;

(g)           Except as otherwise specified in writing by the Purchaser, all of the Company’s directors, statutory auditor and officers described in Schedule 2.1(g) attached hereto shall have duly executed and tendered their respective resignation letters;

(h)           The Purchaser and the Parent shall have entered into a shareholders’ agreement substantially in the form attached hereto as Exhibit A (the “Shareholders’ Agreement”);

(i)           All of the Company’s operations shall have been moved from Suwon, Gyeonggi-do (the “Prior Location”) to Ansan, Gyeonggi-do (the “New Location”), the Company shall have replaced the carbon absorbent in the air emission control device located on the Company’s premises, and all Licenses required to permit the Company to operate in the Ordinary Course of Business at the New Location shall be in place;

(j)           Except as disclosed on Schedule 2.1(j) attached hereto, all intercompany payables will have been discharged in full, all agreements whether written or oral between the Company and the Parent or any Affiliate of the Parent will have been terminated, and the parties to such agreements will have mutually released all claims against each other arising out of such agreements;

(k)          The Purchaser shall have received an opinion, dated the Closing Date, of Yoon & Yang LLC, counsel to the Company and the Parent, substantially in the form of Exhibit B attached hereto;

(l)           In addition to the items set forth above, on or prior to the Closing, the Parent shall have delivered to the Purchaser all of the following:

(i)
a certificate in a form reasonably satisfactory to the Purchaser, dated the Closing Date, stating that the conditions specified in Section 2.1(a) and Section 2.1(b) have been satisfied, which may be waived by the Purchaser in its sole discretion;

(ii)        copies of all third party and governmental consents, approvals, filings, releases and terminations required in connection with the consummation of the transactions contemplated herein;

(iii)       certified copies of the resolutions of the Parent’s board of directors approving the transactions contemplated by this Agreement;

(iv)      with respect to the Company, a copy of (i) the commercial registry extract pertaining to the Company, (ii) the business registration certificate of the Company, and (iii) original national and local tax clearance certificates of the Company ((i), (ii), and (iii) shall be current and effective as of the Close of Business on the last day before the Closing Date);

(v)       letters of the resignations described in Section 2.1(g) and the original certificate of the registered seal of each of the resigning directors, statutory auditor and officers;

(vi)      all documents and records relating to the business of the Company that are in the Parent’s possession, other than such documents and records which the Parent is required to retain by applicable law;

(vii)     duly executed (i) waiver of the Parent waiving the notice period to convene the extraordinary general meeting of the shareholders of the Company on the Closing Date (together with the certificate of the registered seal of the Parent) and (ii) minutes of the meeting of the board of directors of the Company resolving to convene such meeting of the shareholders on the Closing Date; and

(viii)   such other documents or instruments as the Purchaser may reasonably request to effect the transactions contemplated hereby (provided such request is not intended to unreasonably delay the Closing).

(m)           All proceedings to be taken by the Parent in connection with the consummation of the Closing transactions and the other transactions contemplated hereby and all certificates, opinions, instruments and other documents required to be delivered by the Parent to effect the transactions contemplated hereby reasonably requested by the Purchaser shall be reasonably satisfactory in form and substance to the Purchaser (provided that in making a determination of reasonable satisfaction hereunder, the Purchaser is not intending to unreasonably delay the Closing).

Any condition specified in this Section 2.1 may be waived by the Purchaser, but no such waiver will be effective unless it is set forth in a writing executed by the Purchaser.

2.2           Conditions to the Parent’s Obligations.  The obligation of the Parent to consummate the transactions contemplated by this Agreement is subject to the satisfaction of the following conditions as of the Closing Date:

(a)           Each of the representations and warranties set forth in Article VI shall be true and correct in all material respects at and as of the Closing Date as though then made and as though the Closing Date were substituted for the date of this Agreement throughout such representations and warranties;

(b)           The Purchaser shall have performed and complied with all of the covenants and agreements required to be performed by it under this Agreement on or prior to the Closing;

(c)           All Government Consents that are required for the transfer of the Acquired Stock or the Technology Assets to the Purchaser and the consummation of the other transactions contemplated hereby shall have been duly made and obtained on terms reasonably satisfactory to the Parent and all applicable waiting periods shall have expired or been terminated;

(d)           No action, suit, or proceeding shall be pending before any Governmental Authority or before any arbitrator wherein an unfavorable judgment, decree, injunction, order or ruling would prevent the performance of this Agreement or any of the transactions contemplated hereby, declare unlawful the transactions contemplated by this Agreement, or cause such transactions to be rescinded or materially and adversely affect the right of the Purchaser to own, operate or control the Company, and no judgment, decree, injunction, order or ruling shall have been entered, nor shall any other legal constraint exist, which has any of the foregoing effects;

(e)           The Purchaser and the Parent shall have entered into the Shareholders’ Agreement;

(f)           The Parent shall have received an opinion, dated the Closing Date, of Barun Law, counsel to the Purchaser, substantially in the form of Exhibit C attached hereto;

(g)           In addition to the items set forth above, on or prior to the Closing Date, the Purchaser shall have delivered to the Parent all of the following:

(i)
a certificate from the Purchaser in a form reasonably satisfactory to the Parent, dated the Closing Date, stating that the conditions specified in Section 2.2(a) and Section 2.2(b) have been satisfied or setting forth any exceptions to such conditions, which may be waived by the Parent in its sole discretion;

(ii)	certified copies of the resolutions of the Purchaser’s board of directors approving the transactions contemplated by this Agreement;

(iii)	certificate of the Secretary of The Commonwealth of Massachusetts providing that the Purchaser is in good standing in such jurisdiction; and

(iv)	such other documents or instruments as the Parent may reasonably request to effect the transactions contemplated hereby.

Any condition specified in this Section 2.2 may be waived by the Parent, but no such waiver shall be effective unless it is set forth in a writing executed by the Parent.

ARTICLE III

COVENANTS PRIOR TO CLOSING

3.1           Affirmative Covenants of the Company and the Parent.  Prior to the Closing, unless the Purchaser otherwise agrees in writing, the Company shall, and the Parent will cause the Company to:

(a)          conduct its business and operations only in the Ordinary Course of Business and in accordance with all applicable law;

(b)          keep in full force and effect its corporate existence and all rights, franchises and Proprietary Rights relating or pertaining to its business and use commercially reasonable efforts to cause its current insurance (or reinsurance) policies not to be canceled or terminated or any of the coverage to lapse;

(c)          use commercially reasonable efforts consistent with past practices to (i) carry on the Company’s business and to keep its properties intact, including its present business operations, physical facilities, working conditions and employees and its present material relationships with lessors, licensors, suppliers and customers and others having business relations with it; and (ii) respond promptly to all actions, notices, requests, investigations, and the like made by any Governmental Authority, including but not limited to any patent office actions relating to any Proprietary Rights;

(d)          maintain the material assets of the Company in the Ordinary Course of Business consistent with current needs, replace in accordance with prudent practices its inoperable, worn out or obsolete assets (ordinary wear and tear excepted) with assets of good quality consistent with prudent practices and current needs and, in the event of a casualty, loss or damage to any of such assets or properties prior to the Closing Date, whether or not the Company is insured, either repair or replace such damaged property or resolve the matter in such other manner as mutually agreed upon by the Parent and the Purchaser;

(e)          maintain the books, accounts and records of the Company in accordance with past custom and practice as used in the preparation of the Financial Statements;

(f)          cooperate with the Purchaser and use commercially reasonable efforts to cause the conditions to the Purchaser’s obligation to close to be satisfied (including, without limitation, the execution and delivery of all agreements contemplated hereunder to be so executed and delivered and the making and obtaining of all material third party and governmental notices, filings, authorizations, approvals, consents, releases and terminations); and cooperate with the Purchaser in the Purchaser’s investigation of the business and properties of the Company by permitting the Purchaser and its employees, agents, accounting, legal and other authorized representatives during normal business hours, upon reasonable prior notice to the Company, to: (i) have full access (except with respect to the information on Schedule 3.1(f) attached hereto, which information exists in documentary form currently in possession of the Company, which documents will be delivered to the Purchaser at the Closing, and neither the Parent nor any of its Affiliates will retain any copies of such documents following the Closing) to the premises, books and records of the Company at reasonable hours for the purpose of performing such investigation; (ii) visit and inspect any of the properties of the Company; and (iii) discuss the affairs, finances and accounts of the Company with the respective directors, officers, partners, and independent accountants, and, subject to the prior consent of the Company (which consent shall not be unreasonably withheld or delayed), with the respective key employees, key customers, key sales representatives and key suppliers of the Company; and

(g)          promptly, but in any case within two (2) Business Days of discovery, give written notice to the Purchaser in writing of all matters which: (i) exist on the date of this Agreement and should have been included on the Schedules under the terms of this Agreement but were not previously included in the Schedules (a “Schedule Correction”); or (ii) have occurred from and after the date of this Agreement and which, if existing on the date of this Agreement, would have been required to be described in the Schedules (an “Update”).  At the Closing, the Parent shall deliver to the Purchaser an amendment and restatement of the Schedules which include all Updates up to and including the Closing Date (as so updated, the “Updated Schedules”) and which clearly indicates the differences between the Schedules and the Updated Schedules.  If requested by the Purchaser prior to the Closing, representatives of the Parent and the Company shall meet and discuss with the Purchaser prior to the Closing any Update which is, in the reasonable judgment of the Purchaser, adverse in any manner to the Company.  The delivery of any Schedule Correction pursuant to this Section 3.1(g) shall not cure any breach of any representation or warranty made as of the date of this Agreement or otherwise limit or affect in any way the remedies available hereunder to any Party.  Also, the delivery of the Updated Schedules shall not be taken into account for the purpose of determining the satisfaction of the conditions set forth in Sections 2.1(a) and (b) of this Agreement.  For the avoidance of doubt, any matter disclosed in the Updated Schedules as set forth above shall not be the basis of a claim for a breach of the representations and warranties hereunder.

3.2           Negative Covenants of the Company and the Parent.  Prior to the Closing, unless the Purchaser otherwise agrees in writing, the Company shall not, and the Parent shall cause the Company not to:

(a)           take any action that would require disclosure under Section 4.8;

(b)           make any loans or enter into any transaction with any Insider other than in the Ordinary Course of Business;

(c)           except as required pursuant to Employee Plans and applicable labor laws in effect as of the date of this Agreement, (i) enter into any commitment to provide any severance or termination pay to (or amend any existing agreement relating to such severance or termination pay with) any current or former director, officer, employer or employee of the Company, (ii) establish, adopt, increase or amend any collective bargaining, bonus, insurance, severance, termination, deferred compensation, pension, retirement, profit sharing, stock option (including any grant of stock appreciation rights, performance awards, phantom units, restricted stock awards of other equity-based awards), stock purchase or other employee benefit plans or any Employee Plan or any plan, agreement, program, policy, trust, fund or other arrangement that would be an Employee Plan if it were in existence as of the date of this Agreement, (iii) enter into any new employment or other similar agreement (or amend any such existing agreement) with any director, officer, or employee of the Company, (iv) establish or increase the compensation or benefits payable or to become payable to any current or former director, officer, or employee of the Company, (v) enter into any commitment to provide any transaction bonus, spot bonus, tax gross-up or other similar payment or benefit, or (vi) except in accordance with past practices, contribute to any pension, retirement, profit sharing or stock bonus plan or multiemployer plan covering the employees of the Company;

(d)           except as specifically contemplated by this Agreement, enter into any material contract, agreement or transaction, other than in the Ordinary Course of Business and at arm’s length with unaffiliated Persons;

(e)           effectuate any transactions involving the Company’s capital stock or equity securities other than the payment of dividends;

(f)           sell, transfer, contribute, distribute, or otherwise dispose of any securities or assets of the Company to any Person, other than in the Ordinary Course of Business;

(g)           incur any Indebtedness;

(h)           delay the Closing without reasonable cause; and

(i)           agree to do any of the foregoing, or negotiate or have any discussions with any Person with respect to any of the foregoing, other than in the Ordinary Course of Business.

3.3           Covenants of Purchaser.  On or prior to the Closing, the Purchaser shall:

(a)               promptly (once it obtains knowledge thereof) inform the Parent in writing of any variances from the representations and warranties contained in Article VI or any breach of any covenant hereunder by the Purchaser;

(b)               not delay the Closing without reasonable cause; and

(c)               cooperate with the Parent and use commercially reasonable efforts to cause the conditions to each Parent obligation to close to be satisfied (including, without limitation, the execution and delivery of all Transaction Documents other than this Agreement to be so executed and delivered and the making and obtaining of all material third party and governmental filings, authorizations, approvals, consents, releases and terminations).

ARTICLE IV

COMPANY REPRESENTATIONS AND WARRANTIES

As a material inducement to the Purchaser to enter into and consummate this Agreement, the Parent hereby represents and warrants that the following statements are true and correct on the date of this Agreement and, taking into account any disclosures made in the Updated Schedules, shall be true and correct as of the Closing Date:

4.1           Organization and Corporate Power.  The Company is an entity duly organized and validly existing under the laws of its state or country of organization.  The jurisdiction of organization of the Company and all jurisdictions in which the Company is qualified to do business are set forth on Schedule 4.1 attached hereto.  The Company has full power and authority and all licenses, permits and authorizations necessary to own and operate its properties and to carry on its business as now conducted.  Correct and complete copies of the Company’s Articles of Incorporation and bylaws (or comparable organizational documents) have been furnished to the Purchaser, which documents reflect all amendments made thereto at any time prior to the date of this Agreement.  Correct and complete copies of the minute books containing the records of meetings of the stockholders and board of directors, and the shareholders’ registry of the Company have been furnished to the Purchaser.  The Company is not in default under or in violation of any provision of its Articles of Incorporation or bylaws (or comparable organizational documents).

4.2           Authorization of Transactions.  The Company has full corporate power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The Board of Directors of the Company has duly approved the Transaction Documents and has duly authorized the execution and delivery of the Transaction Documents and the transactions contemplated hereby and thereby. Except as set forth on Schedule 4.2 attached hereto, no other corporate proceedings on the part of the Company are necessary to approve and authorize the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.  All of the Transaction Documents to which the Company is a party have been duly executed and delivered by the Company and, subject to the valid execution and delivery thereof by the other Parties thereto, will constitute the valid and binding agreements of the Company, enforceable against the Company in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

4.3           Capitalization.  The authorized capital stock of the Company consists of 1,600,000 shares of Common Stock, of which 800,000 shares are issued and outstanding.  All of the issued and outstanding shares of the Company’s capital stock have been duly authorized, validly issued, and fully paid, and are non-assessable, and are held of record and beneficially by the Parent and are not subject to, nor were they issued in violation of, any preemptive rights or rights of first refusal, and are owned of record and beneficially by the Parent free and clear of all Encumbrances.  There are no outstanding or authorized options, warrants, rights, contracts, calls, puts, rights to subscribe, conversion rights or other agreements or commitments to which the Company is a party or which are binding upon the Company providing for the issuance, disposition or acquisition of any of its capital stock (other than this Agreement).  There are no outstanding or authorized stock appreciation, phantom stock, restricted stock or units, or similar rights with respect to the Company.  There are no voting trusts, proxies or any other agreements or understandings with respect to the voting of the capital stock of the Company.  The Company is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its capital stock.

4.4           Subsidiaries; Investments.  The Company does not own or hold any shares of stock or any other security or interest in any other Person or any rights to acquire any such stock or other security or interest.

4.5           Absence of Conflicts.  Except as set forth on Schedule 4.5 attached hereto, the execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by the Company will not (i) violate any provision of the Articles of Incorporation or bylaws (or comparable organizational documents) of the Company; (ii) violate any material provision of, require consent under, or result in the breach or acceleration or termination of, or entitle any party to modify, accelerate or terminate (whether after the giving of notice or lapse of time or both), any material obligation under, any indenture, mortgage, lease, loan agreement, License, instrument or other agreement, or any order, arbitration award, judgment, or decree, to which the Company is a party or by which it is bound; (iii) result in the creation or imposition of any Encumbrance upon the Acquired Stock, the Technology Assets or the assets of the Company; (iv) require any authorization, consent, approval, or other action from, or notice or declaration to or filing with, any Governmental Authority by the Company; or (v) violate or conflict with any other material restriction or any law, statute, rule or regulation to which the Company is subject.

4.6           Financial Statements and Related Matters. Attached hereto as Schedule 4.6 are copies of the Company’s (i) unaudited balance sheet as of February 28, 2010 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the two (2) month period then ended; and (ii) audited balance sheets and statements of income and cash flows for the fiscal years ended December 31, 2007, 2008 and 2009.  Each of the foregoing financial statements (including in all cases the notes thereto, if any) (collectively the “Financial Statements”) is accurate and complete, is consistent with the Company’s books and records (which, in turn, are accurate and complete and maintained in accordance with GAAP), presents fairly the Company’s financial condition and results of operations as of the times and for the periods referred to therein, and has been prepared in accordance with GAAP, subject in the case of unaudited financial statements to changes resulting from normal year-end adjustments for recurring accruals (which shall not be material individually or in the aggregate) and to footnote disclosure.  Except as separately identified in Schedule 4.6, there are no special or nonrecurring items of income or expense during the periods covered by the Financial Statements.  The accounts and notes receivable of the Company reflected on the Latest  Balance Sheet: (i) arose from bona fide sales transactions in the ordinary course of business and are payable on ordinary trade terms, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors rights generally, and by general equitable principles, (iii) are not subject to any valid set-off or counterclaim except to the extent set forth in the Latest Balance Sheet, (iv) do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement, (v) are collectible in the ordinary course of business consistent with past practice in the aggregate recorded amounts thereof, net of any applicable reserve reflected in the Latest Balance Sheet, and  (vi) are not the subject of any actions or proceedings brought by or on  behalf of the Company.  The transactions of the Company are executed with management’s authorization, are recorded as necessary to permit preparation of financial statements in accordance with GAAP, access to its assets is permitted only in accordance with management’s authorization, and the recorded accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

4.7           Absence of Undisclosed Liabilities.  To the Knowledge of the Company, the Company has no obligations or liabilities (whether accrued, absolute, contingent, unliquidated or otherwise, whether due or to become due and regardless of when asserted) arising out of transactions entered into at or prior to the Closing, or any action or inaction at or prior to the Closing, or any state of facts existing at or prior to the Closing, except: (i) obligations under contracts or commitments identified on Schedule 4.11(a), Schedule 4.11(d) or Schedule 4.11(e) attached hereto or under contracts and commitments which are not required to be disclosed thereon (other than obligations or liabilities for breaches thereof); (ii) liabilities reflected on the Latest Balance Sheet; and (iii) liabilities which have arisen after the date of the Latest Balance Sheet and which are of a nature, type, and amount previously incurred by the Company in the Ordinary Course of Business or which otherwise arose in accordance with the terms and conditions of this Agreement.

4.8           Absence of Certain Developments.  Except as set forth on  Schedule 4.8 attached hereto and except as expressly contemplated by this Agreement, since December 31, 2009, the Company has not:

(a)           suffered any change that has had or could reasonably be expected to have a Material Adverse Effect or suffered any theft, damage, destruction or casualty loss in excess of sixty-five million won (KRW65,000,000) to its assets, whether or not covered by insurance, or suffered any substantial destruction of its books and records;

(b)           redeemed or repurchased, directly or indirectly, any shares of capital stock or other equity security;

(c)           issued, sold or transferred any equity securities, any securities convertible, exchangeable or exercisable into shares of its capital stock or other equity securities, or warrants, options or other rights to acquire shares of its capital stock or other equity securities;

(d)           incurred or become subject to any liabilities in excess of sixty-five million won (KRW65,000,000), except liabilities incurred in the Ordinary Course of Business;

(e)           subjected any portion of its properties or assets to any Encumbrance, except Encumbrances incurred in the Ordinary Course of Business;

(f)           sold, leased, assigned or transferred (including, without limitation, transfers to the Parent or any Insider) any portion of its tangible assets in excess of sixty-five million won (KRW65,000,000) (other than inventory sold in the Ordinary Course of Business), or canceled without fair consideration any material debts or claims owing to or held by it;

(g)           sold, assigned, licensed or transferred (including, without limitation, transfers to the Parent or any Insider) any Proprietary Rights owned by, issued to or licensed to the Company or disclosed any Confidential Information (other than pursuant to agreements requiring the recipient to maintain the confidentiality of and preserving all rights of the Company in such Confidential Information) or received any Confidential Information of any third party in violation of any obligation of confidentiality;

(h)           suffered any extraordinary losses or waived any rights of material value;

(i)           incurred any Indebtedness (other than Indebtedness to finance its working capital needs incurred in the Ordinary Course of Business);

(j)           entered into, amended or terminated any material lease, contract, agreement or commitment, or taken any other action or entered into any other transaction other than in the Ordinary Course of Business;

(k)           entered into any other material transaction, other than in the Ordinary Course of Business, or materially changed any business practice;

(l)           made or granted any bonus or any wage, salary or compensation increase to any director, officer, employee or sales representative, group of employees or consultants or made or granted any increase in any employee benefit plan or arrangement, in each case other than in the Ordinary Course of Business; granted any severance or termination pay to (or amended any existing arrangement for such severance or termination pay with) any director, officer or employee; entered into any employment agreement (or amended any existing employment agreement) with any director, officer or employee; or amended or terminated any existing employee benefit plan or arrangement or adopted any new employee benefit plan or arrangement;

(m)           made any other change in employment terms for any of its directors, officers, and employees outside the Ordinary Course of Business;

(n)           incurred intercompany charges or conducted its cash management customs and practices other than in the Ordinary Course of Business (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, and payment of accounts payable and accrued expenses);

(o)           made any capital expenditures or commitments for capital expenditures that aggregate in excess of one hundred million Won (KRW100,000,000);

(p)           made any loans or advances to, or guarantees for the benefit of, any Person other than in the Ordinary Course of Business;

(q)           made any charitable contributions or pledges that aggregate in excess of one hundred million Won (KRW100,000,000);

(r)           changed (or authorized any change in) its Articles of Incorporation or bylaws (or comparable organizational documents);

(s)           made or changed any material Tax election, adopted or changed any material Tax accounting method, amended any Tax Return, or settled or compromised any material Tax liability;

(t)           changed any accounting principle, method or practice;

(u)           suffered any loss of employees which might reasonably be considered to materially affect the Company’s operations; or

(v)           agreed or committed to do any of the foregoing.

4.9           Title to Properties.

(a)           Owned Properties.  The Company does not own any real property.

(b)           Leased Properties.  The leases and subleases described on Schedule 4.9(b) attached hereto constitute all of the leases and subleases under which the Company holds leasehold or subleasehold interests in real property.  The real property leases and subleases described on Schedule 4.9(b) are valid, binding, enforceable and in full force and effect and have not been modified (except to the extent disclosed in the documents delivered to the Purchaser), and the Company holds a valid and existing leasehold interest under such leases or subleases to which it is a party for the term set forth on Schedule 4.9(b).  The Company has delivered to the Purchaser complete and accurate copies of each of the leases or subleases described on Schedule 4.9(b).  With respect to each lease and sublease listed on Schedule 4.9(b):

(i)	the lease or sublease shall continue to be legal, valid, binding, enforceable and in full force and effect on identical terms immediately following the Closing;

(ii)
neither the Company nor, to the Knowledge of the Company, any other party to the lease or sublease is in breach or default, and no event has occurred with respect to the Company or, to the Knowledge of the Company, with respect to any other party to the lease or sublease, which, with notice or lapse of time, would constitute such a breach or default or permit termination, modification or acceleration under the lease or sublease;

(iii)	no party to the lease or sublease has repudiated any provision thereof and there are no disputes, oral agreements or forbearance programs in effect as to the lease or sublease; and

(iv)	the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the leasehold or subleasehold.

(c)           The real property described on Schedule 4.9(b) constitutes all of the real property used or occupied by the Company.

(d)           The Company owns good title to, or a valid leasehold interest in, free and clear of all Encumbrances, all of the personal property and assets which are shown on the Latest Balance Sheet or acquired thereafter or which it otherwise purports to own, or which are used by the Company.

(e)           The buildings, machinery, equipment, personal properties, vehicles and other tangible assets of the Company purported to be owned or used in connection with the real property leased or subleased by it have been operated and are currently being operated in conformity with all applicable laws and regulations, are in reasonably good condition and repair, reasonable wear and tear excepted, and are being used and are usable in the Ordinary Course of Business. In particular, but without limiting the generality of the foregoing, Schedule 4.9(e) attached hereto identifies the manufacturing lines which have been installed at the New Location.  All such manufacturing lines are currently producing products of a quality and at speeds and rates, with labor requirements and scrap rates, substantially similar to the manufacturing lines at the Prior Location.  The Company owns or leases under valid leases all buildings, machinery, equipment and other tangible assets necessary for the conduct of the business of the Company as conducted on the date hereof.

4.10           Taxes.

(a)           The Company has timely filed all Tax Returns which are required to be filed, and all such Tax Returns are true, complete and accurate in all respects and have been prepared in compliance with applicable law;

(b)           all Taxes due and payable by the Company, whether or not shown on a Tax Return, have been paid by the Company and no Taxes are delinquent;

(c)           the amount stated as set side as reserves for Taxes on the Latest Balance Sheet is sufficient to pay in full all Taxes for taxable periods (or portions thereof) ending on or before the date of the Latest Balance Sheet, whether or not such Taxes are due on or before such date and, since the date of the Latest Balance Sheet, the Company has not incurred any liability for Taxes other than in the Ordinary Course of Business;

(d)           no deficiency for any amount of Tax which has not been resolved has been asserted or assessed by a taxing authority against the Company, and neither the Company nor the Parent has Knowledge that any such assessment or asserted Tax liability shall be made;

(e)           there is no action, suit, taxing authority proceeding or audit now in progress, pending or, to the Knowledge of the Company, threatened against or with respect to the Company;

(f)           the Company has not (i) waived any statute of limitations, (ii) agreed to any extension of the period for assessment or collection or (iii) executed or filed any power of attorney, in each case with respect to any Taxes which waiver, agreement or power of attorney is currently in force;

(g)           the Company has no liability for Taxes of any Person other than the Company, whether by reason of a contractual undertaking, any  provision of local, state or foreign Tax law, or otherwise;

(h)           the Company is not a party to or bound by any Tax allocation, sharing, indemnity or similar agreement or arrangement with any Person and the Company has no current or potential contractual obligation to indemnify any other Person with respect to Taxes; and

(i)           the Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor or other third party.

4.11           Contracts and Commitments.

(a)           Except as set forth on Schedule 4.11(a), Schedule 4.11(d), or Schedule 4.11(e) attached hereto, the Company is not currently a party to or bound by, whether written or, except set forth below, oral, any

(i)	policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment;

(ii)
any contract for the employment of any officer or individual employee, including any non-competition or confidentiality agreements, or any severance agreements, in each case that is not terminable or amendable by the Company at will;

(iii)	agreement or indenture relating to the borrowing of money or to mortgaging, pledging or otherwise placing a Encumbrance on any of its assets;

(iv)	agreements with respect to the lending or investing of funds;

(v)	license or royalty agreements;

(vi)	guaranty of any obligation, other than endorsements made for collection;

(vii)
lease or agreement under which it is lessor of or permits any third party to hold or operate any property, real or personal, owned or controlled by it (other than leases of equipment in the Ordinary Course of Business);

(viii)
written contract or group of related written contracts with the same party continuing over a period of more than six months from the date or dates thereof, not terminable by it on 30 days or less notice without penalties or involving more than one hundred million Won (KRW100,000,000);

(ix)	contract which prohibits it from freely engaging in business anywhere in the world; or

(x)	contract under which all or a material portion of its manufacturing process has been outsourced to a third party;

(xi)	sales agency or distributorship agreements or arrangements for the sale of any of its products;

(xii)	joint venture, partnership, or similar contracts involving a sharing of profits or expenses;

(xiii)	powers of attorney, except routine powers of attorney relating to representations before Governmental Authorities or given in connection with qualification to conduct business in another jurisdiction;

(xiv)
written contract upon which its business is substantially dependent, such as a continuing contract to sell a material amount of its products or to purchase a material amount of its requirements of goods, services or raw materials; or

(xv)	other agreement not of the type listed above that is material to the Company, whether or not entered into the Ordinary Course of Business.

(b)           (i) No contract or commitment required to be disclosed on Schedule 4.11(a), Schedule 4.11(d), or Schedule 4.11(e) has been breached or cancelled by the other party, and the Company has not received any notice that there exists anticipated breach by any other party to any contract required to be set forth on any of such schedules; (ii) the Company is not in default under or in breach of any contract or commitment required to be disclosed on Schedule 4.11(a), Schedule 4.11(d), or Schedule 4.11(e), and no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach thereunder by the Company; (iii) the Company has no present expectation or intention of not fully performing any obligation under any contract required to be set forth on Schedule 4.11(a), Schedule 4.11(d), or Schedule 4.11(e); and (iv) each agreement required to be set forth on Schedule 4.11(a),  Schedule 4.11(d), or Schedule 4.11(e)  is a valid and binding obligation of the Company.

(c)           The Company has provided the Purchaser with a true and correct copy of all written contracts which are required to be disclosed on Schedule 4.11(a), in each case together with all amendments, waivers or other changes thereto.  With respect to written contracts required to be disclosed on either Schedule 4.11(d) or Schedule 4.11(e), the Company has provided the Purchaser with a true and correct copy of all such written contracts, having deleted therefrom the names and other identifying information of the counterparties to such contracts.  Upon signing of this Agreement, the Company will promptly provide the Purchaser with such names and other identifying information.

(d)           Schedule 4.11(d) attached hereto lists (but does not identify by name) all suppliers from which the Company ordered raw materials, supplies, merchandise and other goods and services during 2007, 2008 and 2009, showing for each such year the aggregate amount purchased from each such supplier during each such twelve-month period, indicates with an asterisk (*) whether a written contract exists with each such supplier, and further indicates with a double asterisk (**) those suppliers which are sole-source suppliers. Neither the Company nor the Parent has received any notice that there has been any material adverse change in the price of such raw materials, supplies, merchandise or other goods or services, or that any such supplier will not sell raw materials, supplies, merchandise and other goods to the Company at any time after the Closing Date on terms and conditions similar to those used in its current sales to the Company.  There exists no Knowledge of the Company that any supplier of the Company described above has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement. There are no existing unresolved disputes between the Company and any its suppliers, and except as otherwise set forth on Schedule 4.11(d) attached hereto, there have been no such disputes during the twelve-month period immediately preceding the Latest Balance Sheet Date, and to the Knowledge of each of the Company and the Parent, there exists no basis for such a dispute. .

(e)           Schedule 4.11(e) attached hereto lists (but does not identify by name) all customers to which the Company sold products during 2007, 2008, and 2009, showing for each such year the aggregate amount purchased by each such customer during each such twelve-month period, and indicates with an asterisk (*) whether a written contract exists with each such customer. Neither the Company nor the Parent has received any notice that any such customer intends in the future to stop entirely the purchase of, decrease in a material amount, or materially change the mix of products purchased from the Company as compared with the sales during such twelve-month period, or otherwise renegotiate its current arrangement with the Company.  Neither the Company nor the Parent has Knowledge that any customer of the Company described above has otherwise threatened to take any action described in the preceding sentence as a result of the consummation of the transactions contemplated by this Agreement.  There are no existing unresolved disputes between the Company and any of its customers, and except as otherwise set forth on Schedule 4.11(e) attached hereto, there have been no such disputes during the twelve-month period immediately preceding the Latest Balance Sheet Date, and to the Knowledge of each of the Company and the Parent, there exists no basis for such a dispute.

4.12           Proprietary Rights.

(a)           Schedule 4.12 attached hereto sets forth a complete and correct list of: (i) all patented, registered or applied for Proprietary Rights owned or used (currently or historically) by the Company; (ii) all trade names, unregistered trademarks and material unregistered copyrights owned or used (currently or historically) by the Company; and (iii) all licenses or other agreements to which the Company is a party, either as licensee or licensor, for any Proprietary Rights.

(b)           Except as set forth on Schedule 4.12:  (i) the Company owns, free and clear of all Encumbrances, and possesses without restriction as to use, all right, title and interest in and to the Proprietary Rights that are used or held for use by the Company in connection with, necessary for the operation of, or otherwise material to, the Company’s business; (ii) the Company has not received within the past two years from the date hereof any notices of invalidity, infringement or misappropriation from any third party with respect to any such Proprietary Rights; (iii) to the Knowledge of the Company, the Company has not interfered with, infringed upon, misappropriated or otherwise come into conflict with any Proprietary Rights of any third parties; and (iv) to the Knowledge of the Company, no third party is currently interfering with, infringing upon, misappropriating or otherwise coming into conflict with any Proprietary Rights of the Company.

(c)           To the Knowledge of the Company, the transactions contemplated by this Agreement will have no material adverse effect on the Company’s right, title and interest in and to any of its Proprietary Rights.  The Company has taken all necessary actions to maintain and protect its Proprietary Rights and shall continue to maintain and protect those rights prior to the Closing so as to not adversely affect the validity or enforcement of such Proprietary Rights.

4.13           Litigation; Proceedings.  There are no actions, suits, proceedings, orders, judgments, decrees or investigations pending or, to the Company’s Knowledge, threatened either against or by the Company at law or in equity, or before or by any Governmental Authority, and there exist no unresolved claims made either against or by the Company or with respect to any of the Company’s assets.  The Company is not subject to any outstanding order, judgment or decree issued by any Governmental Authority or any arbitrator.

4.14           Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Company.

4.15           Licenses.  Schedule 4.15 attached hereto contains a complete listing and summary description of all Licenses held or possessed by the Company or used by the Company in the conduct of its businesses.  Except as indicated on Schedule 4.15, the Company validly holds or possesses all Licenses which are required to conduct its business as presently conducted and pursuant to all applicable laws.  All such Licenses are in full force and effect, and no loss, lapse, suspension or expiration of any License is pending or, to the Company’s Knowledge, threatened (including, without limitation, as a result of the transactions contemplated hereby) other than expiration in accordance with the terms thereof.  No past or existing violations of law will result in any material adverse modification or revocation of any License of the Company.

4.16           Employees.

(a)           Schedule 4.16(a) attached hereto contains a complete and correct list of all employees (including individuals employed on a fixed-term (gaeyakjik) basis) of the Company, including job title and compensation (base salary, incentive and commissions), as of the date of this Agreement (together with all employees hired after the date hereof, the “Employees”). The Employees’ contracts and relationships with the Company have been made and are conducted in accordance with applicable law, including the Korean Labor Standards Act. None of the Company’s or the Parent’s actions toward, or relationship with, the individuals employed on a fixed-term (gaeyakjik) basis could reasonably be viewed as creating a regular employment relationship under the Korean Labor Standards Act.

(b)           The Company is not a party to any collective bargaining agreement or similar relationship with any labor organization.  To the Knowledge of the Company, no executive employee and no group of employees (including employees employed on a fixed-term (gaeyakjik) basis) of the Company has any plans to terminate his, her or its employment or relationship with the Company.  Within the past three (3) years, the Company has not experienced any strikes, work stoppages, slowdowns, grievances, unfair labor practices claims or other employee or labor disputes, and none of the foregoing have been threatened.  No grievances are outstanding against the Company under any collective bargaining agreement or similar arrangement. The Company has not engaged in any unfair labor practice, and there are no unfair labor practice complaints pending against the Company before any Governmental Authority. To the Knowledge of the Company, there is no organizational effort presently being made to establish any labor union with respect to employees of the Company.

(c)           Schedule 4.16(c) attached hereto contains a complete and correct list of all the individuals engaged by the Company  who are providing services for compensation in excess of KRW 500,000 per month (including, without limitation, services as consultants, financial planners and freelancers) to the Company as of the date of this Agreement on a self-employed basis or are supplied by an agency (together with all individuals so engaged or so supplied after the date hereof, each, an “Independent Contractor”).  Except as set forth on Schedule 4.16(c), the Independent Contractors’ contracts and relationships with the Company have been made and are conducted in accordance with applicable law. Except as set forth on Schedule 4.16(b)(ii) attached hereto, none of the Company’s actions toward, or relationship with, such Independent Contractors could reasonably be viewed as creating an employment relationship under the Korean Labor Standards Act.

(d)           Schedule 4.16(d) attached hereto contains a list of all employees of the Company who hold a temporary work authorization or visa (“Work Permits”), setting forth the name of such employees, the type of Work Permit, and the length of time remaining on such Work Permit.

(e)           The Company is, and since its inception has been, in material compliance with all applicable laws pertaining to employment, termination of employment, employment practices, terms and conditions of employment and the payment of wages and benefits (including the maintenance of employment agreements and work rules), social security, including all such applicable laws relating to labor relations, equal employment opportunities, fair employment practices, prohibited discrimination or distinction and other similar employment activities. The Company has not been subject to an audit, investigation, claim, fine, penalty, or other administrative proceeding in connection with any such laws, and there exists no dispute with any Employee, Independent Contractor, or former employee or independent contractor of the Company.  There are no conciliation agreements, arbitration decisions, consent decrees, orders, judgments, citations, administrative proceedings, formal complaints or investigations, or material violations of any Applicable Law pending or, to the Knowledge of the Company, threatened before the Korean labor courts or any other agencies (including Ministry of Labor and labor commissions) or courts against or involving the Company or its officers.

(f)           Schedule 4.16(f) attached hereto sets forth a complete and correct list of all loans made by the Company to any of its Employees or Independent Contractors, including the name of the debtor, principal amount of the loan when issued, principal amount outstanding, interest rate, and maturity thereof, and description of any security interest or collateral securing the repayment of such loan. Each such loan was made, and has been maintained and administered, by the Company in accordance with applicable law.

4.17           Employee Benefit Plans.

(a)           Schedule 4.17(a) attached hereto contains a list identifying each plan or arrangement (whether or not written) providing for bonuses, profit-sharing, stock option or other stock related rights or other forms of incentive or deferred compensation, vacation benefits, insurance (including any self-insured arrangements), health or medical benefits, employee assistance, disability or sick leave benefits, workers’ compensation, supplemental unemployment benefits, severance benefits or post-employment or retirement benefits which covers any current officer, director, Employee or Independent Contractor of the Company (or their beneficiaries or dependents), or any former such person who is currently receiving, or entitled to receive in the future, such benefits, or with respect to which the Company could incur liability (“Employee Plans”).  Copies of such plans (and, if applicable, related trust or funding arrangements or insurance policies and all amendments thereto) have been furnished to the Purchaser. Schedule 4.17(a) identifies with an asterisk (*) any Employee Plans which the Parent or the Affiliates of the Parent will not provide after the Closing Date.

(b)           Each Employee Plan has been created, operated and administered in accordance with its terms and applicable law, and there are no existing circumstances or any events that could reasonably be expected to adversely affect the legal status of any such plan.

(c)           (i)           There are no claims pending or threatened with respect to any of the Employee Plans by any Employee or Independent Contractor or otherwise involving any such plan or the assets of such plan (other than routine claims for benefits).  There is no action, suit, investigation, audit or proceeding pending or threatened under or with respect to any Employee Plan before any arbitrator or Governmental Authority.

(ii)           All contributions or other amounts payable by the Company with respect to each Employee Plan in respect of current or prior plan years have been paid.

(d)           The consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event: (i) entitle any Employee, Independent Contractor, or current or former employee, independent contractor, officer or director of the Company to severance pay or any other payment; (ii) result in any payment becoming due, accelerate the time of payment or vesting, or increase the amount of compensation due to any such Employee, Independent Contractor, officer or director; or (iii) result in any forgiveness of indebtedness, trigger any funding obligation under any Employee Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Employee Plan.

4.18           Insurance.  Schedule 4.18 attached hereto lists and briefly describes each insurance policy maintained by the Company or any of its Affiliates with respect to the Company’s properties, assets and business, together with a claims history for the past five (5) years.  Schedule 4.18 identifies with an asterisk (*) any such insurance policy maintained by the Parent or another Affiliate of the Company on behalf of the Company.  All of such insurance policies are in full force and effect, neither the Company nor any of its Affiliates is in default with respect to its obligations under any such insurance policies, and the Company has not been denied insurance coverage. Neither the Company, nor the Parent with respect to the Company, has received any notice of cancellation, or modification in coverage amounts or non-renewal of any such policy, nor has the termination of any such policies been threatened, and, to the Knowledge of the Company, there exists no event, occurrence, condition or act (including the transactions contemplated by this Agreement) that, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to entitle any insurer to terminate or cancel any such policies.  Schedule 4.18 also sets forth a list of all pending insurance claims and the claims history for the Company during the past five (5) years (including with respect to insurance obtained but not currently maintained).  Except as set forth on Schedule 4.18, the Company has no self-insurance or co-insurance programs.

4.19           Officers and Directors; Bank Accounts.  Schedule 4.19 attached hereto lists all officers and directors of the Company, and all bank accounts, safety deposit boxes and lock boxes (designating each authorized signatory with respect thereto) for the Company.

4.20           Affiliate Transactions.  Schedule 4.20 attached hereto identifies all services provided by the Parent or any Affiliates of the Parent to the Company during the last twelve (12) months, and provides a reasonable estimate of the cost of such services charged by the Parent to the Company.  Except as disclosed on Schedule 4.20 attached hereto, no Insider is a party to any agreement, contract, commitment or transaction currently in effect with the Company.  No Insider is a party to any agreement, contract, commitment or transaction, other than those entered into on an arms-length basis, pertaining to the business of the Company or has any interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the business of the Company that was not entered into on an arm’s length basis.

4.21           Compliance with Laws.  The Company and its officers, directors, Employees and, to the Knowledge of the Company, Independent Contractors have complied with and are in compliance with all applicable laws, regulations and ordinances of any Governmental Authority which are applicable to the business, business practices (including, but not limited to, the Company’s marketing and sales of its respective products and services) or any owned or leased properties of the Company and to which the Company may be subject, no claims have been filed against the Company alleging a violation of any such laws or regulations, and the Company has not received notice of any such violations.  No Person has offered, paid, promised to pay, or authorized the payment, directly or indirectly, of anything of value to any official of a Governmental Authority for the purpose of obtaining or retaining business for the Company.

4.22           Export and Import Laws.  The Company:

(a)            is in compliance with all currently applicable Export and Import Laws, and there are no claims, complaints, charges, investigations or proceedings pending or, to the Knowledge of the Company or the Parent, reasonably expected or threatened between the Company and any Governmental Authority under any Export and Import Laws;

(b)           has complied and has prepared and timely applied for all import and export Licenses required under Export and Import Laws for the conduct of the Company’s current business; and

(c)           has made available to the Purchaser true and complete copies of issued and pending import and export Licenses.

4.23           Environmental Matters.  Except as set forth on Schedule 4.23 attached hereto:

(a)           The Company has been in compliance with and is currently in compliance with all Environmental and Safety Requirements, and the Company has received no notice, report or information regarding any liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) or any corrective, investigatory or remedial obligations arising under Environmental and Safety Requirements which relate to the Company or to any of its properties or facilities;

(b)           Without limiting the generality of the foregoing, the Company has obtained and complied with, and is currently in compliance with, all Licenses required under any Environmental and Safety Requirements for the occupancy of its respective properties or facilities or the operation of its business, and a list of all such Licenses is set forth on Schedule 4.23;

(c)           The other Transaction Documents and the consummation of the transactions contemplated hereby shall not impose any obligations on the Company for site investigation or for cleanup, or notification to or consent of any government agencies or third parties under any Environmental and Safety Requirements (including, without limitation, any so called “transaction-triggered” or “responsible property transfer” laws and regulations);

(d)           None of the following exists at any property or facility owned, occupied or operated by the Company: (i) underground storage tanks or surface impoundments; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills;

(e)           The Company has not treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or Released any substance (including, without limitation, any hazardous substance) or owned, occupied or operated any facility or property, so as to give rise to liabilities of the Company for response costs, natural resource damages or attorneys’ fees under any Environmental and Safety Requirements;

(f)           The Company has not, either expressly or by operation of law, assumed or undertaken any liability or corrective investigatory or remedial obligation of any other Person relating to any Environmental and Safety Requirements; and

(g)           No Environmental Lien has attached to any property owned, leased or operated by the Company.

4.24           Manufacturing Margins.  Schedule 4.24 attached hereto shows for each of 2007, 2008, and 2009 raw materials calculated as a percentage of revenues.  With respect to 2007 and 2008 such percentage is an aggregate for each year, and with respect to 2009 such percentages are shown on a monthly basis.

4.25           Disclosure.  Neither this Agreement, the other Transaction Documents, nor any of the Schedules, Attachments or Exhibits hereto, contain any untrue statement of a material fact or omit a material fact necessary to make each statement contained herein or therein, not misleading.

ARTICLE V

PARENT REPRESENTATIONS AND WARRANTIES

As a material inducement to the Purchaser to enter into this Agreement, the Parent represents and warrants to the Purchaser that the following representations and warranties are true and correct on the date of this Agreement and, taking into account any disclosures made in the Updated Schedules, shall be true and correct on the Closing Date:

5.1           Authorization of Transactions.  The Parent is validly existing under the laws of the state or country of its organization, and has full power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The Parent has full corporate power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The Board of Directors of the Parent has duly approved the Transaction Documents and has duly authorized the execution and delivery of the Transaction Documents and the transactions contemplated hereby and thereby.  No other corporate proceedings on the part of the Parent are necessary to approve and authorize the execution and delivery of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.  All of the Transaction Documents to which the Parent is a party have been duly executed and delivered by the Parent and, subject to the valid execution and delivery thereof by the other Parties thereto, constitute the valid and binding agreements of the Parent, enforceable against the Parent in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.2           Absence of Conflicts.  The execution, delivery and performance of the Transaction Documents and the consummation of the transactions contemplated thereby by the Parent do not and will not (i) violate any provision of the Articles of Incorporation or bylaws (or comparable organizational documents) of the Parent; (ii) violate any material provision of, or result in the breach or acceleration or termination of, or entitle any party to modify, accelerate or terminate (whether after the giving of notice or lapse of time or both), any material obligation under, any indenture, mortgage, lease, loan agreement, License, instrument or other agreement, or any order, arbitration award, judgment, or decree, to which the Parent is a party or by which it is bound; (iii) result in the creation or imposition of any Encumbrance upon the Acquired Stock, the Technology Assets, or any other assets of the Parent; (iv) except as set forth on Schedule 5.2 attached hereto, require any authorization, consent, approval, or other action from, or notice or declaration to or filing with, any Governmental Authority by the Parent; or (v) violate or conflict with any other material restriction or any law, statute, rule or regulation to which the Parent is subject.

5.3           Brokerage.  There are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Parent.

5.4           Parent Contracts and Commitments.  Schedule 5.4 attached hereto sets forth a complete and correct list of all contracts and commitments to which the Parent is a party and which benefit, directly or indirectly, the Company, including specifically all contracts with the Previous Shareholders.  No contract or commitment required to be disclosed on Schedule 5.4 has been amended or modified in any way, no provision thereof been waived by the Parent, no such contract or commitment has been breached or cancelled by the other party, and the Parent has no Knowledge of any anticipated breach by any other party to any contract required to be set forth on Schedule 5.4.  The Parent is not in default under or in breach of any contract or commitment required to be disclosed on Schedule 5.4, and no event has occurred which with the passage of time or the giving of notice or both would result in a default or breach thereunder by the Parent. The Parent has complied with all applicable laws in entering into the agreements required to be set forth on Schedule 5.4, and each such agreement is a valid and binding obligation of the Company and the other parties thereto, enforceable in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

5.5           Shares. The Parent holds of record and owns beneficially the shares of Acquired Stock, free and clear of any Encumbrances.  The Parent is not a party to any option, warrant, right, contract, call, put or other agreement or commitment providing for the disposition or acquisition of any capital stock of the Company (other than this Agreement).  The Parent is not a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any capital stock of the Company.  The Parent’s purchase of the shares of the Company from Chang-Oh Chang and Tae-Hyo Kim (collectively referred to herein as the “Previous Shareholders”), who were previously shareholders of the Company, was duly completed pursuant to the stock transfer agreements with the Previous Shareholders dated September 25, 2009.  Accordingly, the Previous Shareholders do not and will not have any right, claim or interest relating to any share of the Company, including, but not limited to, the right to rescind such stock transfer agreements dated September 25, 2009.

5.6           Ownership of Technology Assets.  Schedule 4.12 attached hereto includes a complete and correct list of all the Technology Assets.  The Parent owns, free and clear of all Encumbrances, without restriction as to use, all right, title and interest in and to the Technology Assets; neither the Parent nor the Company has received within the past two years from the date hereof any notices of invalidity, infringement or misappropriation from any third party with respect to any of such Technology Assets.

ARTICLE VI

PURCHASER’S REPRESENTATIONS AND WARRANTIES

As a material inducement to the Parent and the Company to enter into this Agreement, the Purchaser hereby represents and warrants to the Parent and the Company that:

6.1           Organization.  The Purchaser is a corporation duly organized, validly existing and is in good standing under the laws of The Commonwealth of Massachusetts and is qualified to do business in every jurisdiction in which it is required to be qualified.

6.2           Authorization of Transaction.  The Purchaser has full corporate power and authority to execute and deliver the Transaction Documents and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the other Transaction Documents to which the Purchaser is a party have been duly and validly authorized by all requisite corporate action on the part of the Purchaser, and no other corporate authorization on its part is necessary for the execution, delivery or performance of the Transaction Documents and the consummation of the transactions contemplated hereby and thereby.  This Agreement constitutes, and each of the other Transaction Documents to which the Purchaser is a party shall when executed constitute, a valid and binding obligation of the Purchaser, enforceable in accordance with their terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedy.

6.3           No Violation.  The Purchaser is not subject to or obligated under its Articles of Organization, its bylaws, any applicable law, or rule or regulation of any Governmental Authority, or any agreement or instrument, or any License, or subject to any order, writ, injunction or decree, which would be breached or violated by its execution, delivery or performance of the Transaction Documents to which the Purchaser is a party.

6.4           Governmental Authorities and Consents.  Other than the foreign investment report required to be filed under the Foreign Investment Promotion Act, the Purchaser is not required to submit any notice, report or other filing with any Governmental Authority in connection with the execution or delivery by it of this Agreement and the other Transaction Documents to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.  No consent, approval or authorization of any Governmental Authority or any other party or Person is required to be obtained by the Purchaser in connection with its execution, delivery and performance of this Agreement and the other Transaction Documents to which the Purchaser is a party or the transactions contemplated hereby or thereby.

6.5           Litigation.  There are no actions, suits, proceedings or orders pending or, to the Purchaser’s Knowledge, threatened against or affecting the Purchaser at law or in equity, or before or by any Governmental Authority which may adversely affect the Purchaser’s performance under this Agreement and the other Transaction Documents to which the Purchaser is a party or the consummation of the transactions contemplated hereby or thereby.

6.6           Brokerage. Except as set forth on Schedule 6.6 attached hereto, there are no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement made by or on behalf of the Purchaser.

6.7           Investment.  The Purchaser is acquiring the Acquired Stock for investment and not with a view to any distribution thereof within the meaning of the United States Securities Act of 1933, as amended.

ARTICLE VII

 TERMINATION

7.1           Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written consent of the Parent and the Purchaser;

(b)           by the Parent only if there has been a material misrepresentation or breach on the part of the Purchaser of the representations, warranties or covenants set forth in this Agreement;

(c)           by the Purchaser only if the conditions set forth in either of Sections 2.1(a) and 2.1(b) hereof have not been satisfied or waived; or

(d)           by the Parent or the Purchaser if the Closing has not occurred on or prior to June 30, 2010 without any fault attributable to any Party; provided, however, that for the avoidance of any doubt, a Party who breaches this Agreement shall not be entitled to terminate this Agreement pursuant to this Section 7.1(d).

7.2           Effect of Termination.  In the event of termination of this Agreement by either the Parent or the Purchaser as provided in Section 7.1, this Agreement shall forthwith become void and there shall be no liability on the part of any Party to any other Party under this Agreement, except that: (a) in the event of termination under Section 7.1 (a), (c) or (d), the Deposit shall be returned to the Purchaser; (b) in the event of termination by the Parent under Section 7.1(b), the Parent shall be entitled to retain the Deposit as liquidated damages. Nothing herein shall relieve any Party from liability for any breach of this Agreement prior to such termination.

In the event of the termination of this Agreement by either the Parent or the Purchaser under Section 7.1, the Purchaser shall, immediately upon the request of the Parent, deliver to the Parent any Confidential Information held by the Purchaser that is not already generally available to the public, and destroy any such Confidential Information in electronic form and certify such destruction to the Parent in writing.

ARTICLE VIII

INDEMNIFICATION AND RELATED MATTERS

8.1           Survival.  All representations, warranties, covenants and agreements set forth in this Agreement or in any writing or certificate delivered in connection with this Agreement shall survive the Closing Date and the consummation of the transactions contemplated hereby and shall not be affected by any examination made for or on behalf of any Party, the knowledge of any of such Party’s officers, directors, stockholders, employees or agents, or the acceptance of any certificate or opinion. Notwithstanding the foregoing, except as provided in the last sentence of this Section 8.1, no Party shall be entitled to recover for any Loss pursuant to Section 8.2(a)(i) or Section 8.2(c)(i) unless written notice of a claim thereof is delivered to the other Party prior to the Applicable Limitation Date. For purposes of this Agreement, the term “Applicable Limitation Date” shall mean the date which is eighteen (18) months following the Closing Date; provided that the Applicable Limitation Date with respect to the following Losses shall be as follows: (i) with respect to any Loss arising from or related to a breach of the representations and warranties set forth in Section 4.10 (Taxes), the Applicable Limitation Date shall be the expiration date of the statute of limitations (including any extensions or waivers thereto to the extent that such statute of limitations may be tolled) applicable to the Tax which gave rise to such Loss, (ii) with respect to any Loss arising from or related to a breach of the representations and warranties set forth in Section 4.23 (Environmental Matters), the Applicable Limitation Date shall be the fifth anniversary of the Closing Date, and (iii) with respect to any Loss arising from or related to a breach of the representations or Warranties set forth Section 5.4 (Parent Contracts and Commitments) or Section 5.5 (Shares), the Applicable Limitation Date shall be the third anniversary of the Closing Date; provided, that in cases of fraud or willful misrepresentation, misconduct or breach, there shall be no expiration of the applicable representation and warranty or Applicable Limitation Date.

8.2           Indemnification.

(a)           The Parent shall protect, defend and indemnify the Purchaser, the Company and each of their respective officers, directors, stockholders, employees, agents, representatives, affiliates, successors and assigns (collectively, the “Purchaser Parties”) and hold each of them harmless from and against and pay on behalf of or reimburse such Purchaser Parties in respect of any Loss which any such Purchaser Party may suffer, sustain or become subject to, as a result of or relating to:

(i)
the breach of any representation or warranty made by the Parent contained in this Agreement or any certificate delivered by the Company or the Parent to the Purchaser with respect thereto in connection with the Closing (disregarding all materiality or Material Adverse Effect qualifications referred to in said representations and warranties);

(ii)
the breach of any covenant or agreement made by the Parent or the Company contained in this Agreement, the other Transaction Documents, or any certificate delivered by the Parent or the Company to the Purchaser with respect thereto in connection with the Closing;

(iii)
the sale of any product by the Company prior to the Closing Date, provided that any claim for indemnity by the Purchaser under this clause (iii) of Section 8.2(a) must be made within three (3) years following the Closing Date;

(iv)
any Taxes attributable to the operation of the Company prior to the Closing Date, to the extent the amounts of such Taxes are not taken into account in determining the Actual Net Core Working Capital Amount(for purposes of attributing Taxes based upon income to the period preceding the Closing Date, the Parties will assume that the relevant Tax period ended on the Closing Date, and for all other Taxes, such attribution will be made on a pro rata basis, taking into account the number of days preceding the Closing Date and the number of days in the relevant Tax period);

(v)	any matter arising under Environmental and Safety Requirements within five (5) years of the Closing Date and attributable to an event or events which occurred prior to the Closing Date; and

(vi)	any fraud or willful misrepresentation made by the Parent or the Company in connection with this Agreement or the transactions contemplated hereby.

(b)           The indemnification provided for in Section 8.2(a) above is subject to the following limitations:

(i)
the Parent will be liable to the Purchaser Parties with respect to claims referred to in Section 8.2(a) (i) only if a Purchaser Party gives the Parent written notice thereof prior to the Applicable Limitation Date;

(ii)
the Parent will be liable to the Purchaser Parties with respect to claims referred to in Section 8.2(a) (i) or (ii) only if the aggregate amount of all Losses relating to any and all claims referred to in Section 8.2(a) (i) or (ii) exceeds three hundred thousand US dollars (US$300,000) (the “Basket Amount”), in which case the Parent will be liable to the Purchaser Parties for all Losses, including the Basket Amount; and

(iii)	the total amount of the Parent’s liability for indemnification under Section 8.2(a) (i) or (iii) above shall not exceed, under any circumstances, the Purchase Price.

(c)          The Purchaser shall protect, defend and indemnify the Parent and hold the Parent and its officers, directors, stockholders, employees, agents, representatives, affiliates, successors and assigns (collectively, the “Parent Parties”) harmless from and against and pay on behalf of or reimburse such Parent Party in respect of any Loss which any Parent Party may suffer, sustain or become subject to, as a result of or relating to:

(i)
the breach of any representation or warranty made by the Purchaser contained in Article VI of this Agreement or any certificate delivered by the Purchaser to the Parent with respect thereto in connection with the Closing (disregarding all materiality or Material Adverse Effect qualifications referred to in said representations and warranties); or

(ii)
the breach of any covenant or agreement made by the Purchaser contained in this Agreement, the other Transaction Documents, any Exhibit hereto or any certificate delivered by the Purchaser to the Parent with respect thereto in connection with the Closing.

(d)           The indemnification provided for in Section 8.2(c)(i) above is subject to the following limitations:

(i)
the Purchaser will be liable to the Parent Parties with respect to claims referred to in Section 8.2(c)(i) only if the Parent gives the Purchaser written notice thereof within the Applicable Limitation Date;

(ii)
the Purchaser will be liable to the Parent Parties with respect to claims referred to in Section 8.2(c)(i) or (ii) only if the aggregate amount of all Losses relating to any and all claims referred to in Section 8.2(c) (i) or (ii) exceeds the Basket Amount, in which case the Purchaser will be liable to the Parent Parties for all Losses, including the Basket Amount; and

(iii)	the total amount of the Purchaser’s liability for indemnification under Section 8.2(c)(i) shall not exceed, under any circumstances, the Purchase Price.

(e)           If a Party hereto seeks indemnification under this Article VIII, such Party (the “Indemnified Party”) shall give prompt, written notice to the other Party (the “Indemnifying Party”) after receiving written notice of any action, lawsuit, proceeding, investigation or other claim against it (if by a third party) or discovering the liability, obligation or facts giving rise to such claim for indemnification, describing the claim, the amount thereof (if known and quantifiable), and the basis thereof; provided that the failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder except and to the extent such failure shall have prejudiced the Indemnifying Party.

(f)           If any action, lawsuit, proceeding, investigation or other claim shall be brought or asserted by any third party which, if adversely determined, would entitle the Indemnified Party to indemnity pursuant to this Article VIII (a “Third Party Claim”), the Indemnified Party shall promptly notify the Indemnifying Party of the same in writing, specifying in detail the basis of such claim and the facts pertaining thereto and the Indemnifying Party shall be entitled to participate in the defense of such action, lawsuit, proceeding, investigation or other claim giving rise to the Indemnified Party’s claim for indemnification at its expense, and at its option (subject to the limitations set forth below) shall be entitled to appoint lead counsel of such defense with reputable counsel reasonably acceptable to the Indemnified Party; provided that, as a condition precedent to the Indemnifying Party’s right to assume control of such defense, it must first agree to be fully responsible for all Losses relating to such claims and that it will provide full indemnification to the Indemnified Party for all Losses relating to such claim; and provided further that the Indemnifying Party shall not have the right to assume control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the claim over which the Indemnifying Party seeks to assume control: (i) seeks non-monetary relief; (ii) involves criminal or quasi-criminal allegations; or (iii) involves a claim to which the Indemnified Party reasonably believes an adverse determination would be detrimental to or injure the Indemnified Party’s reputation or future business prospects.  The Indemnifying Party shall relinquish control of such defense and shall pay the fees and expenses of counsel retained by the Indemnified Party, if, upon petition by the Indemnified Party, the appropriate court rules that the Indemnifying Party failed or is failing to vigorously prosecute or defend the claim.  If the Indemnifying Party is permitted to assume and control the defense and elects to do so, the Indemnified Party shall have the right to employ counsel separate from counsel employed by the Indemnifying Party in any such action and to participate in the defense thereof, but the fees and expenses of such counsel employed by the Indemnified Party shall be at the expense of the Indemnified Party unless: (i) the employment thereof has been specifically authorized by the Indemnifying Party in writing; or (ii) the Indemnifying Party has been advised by counsel that a reasonable likelihood exists of a conflict of interest between the Indemnifying Party and the Indemnified Party.  If the Indemnifying Party shall control the defense of any such claim, the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of a claim or ceasing to defend such claim, if pursuant to or as a result of such settlement or cessation, injunction or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities and obligations with respect to such claim.

(g)           In the event that an Indemnified Party has a claim against an Indemnifying Party hereunder which does not involve a Third Party Claim, the Indemnified Party shall send a written notice to the Indemnifying Party describing such claim.  Within fifteen (15) days after delivery of such written notice, the Indemnifying Party shall provide to the Indemnified Party a written response (the “Response Notice”), in which the Indemnifying Party must either: (x) agree that some or all of the Losses claimed should be indemnified and, in the case of any Losses claimed and not so agreed to, contest such claimed amount, or (y) contest all of the Losses claimed.  The Indemnifying Party may contest such claimed amount of Losses only based upon a good faith belief that all or such portion of such claimed amount does not constitute Losses for which the Indemnified Party is entitled to indemnification hereunder.  If the Indemnifying Party does not deliver on a timely basis a Response Notice, the Indemnifying Party shall be deemed to have agreed that all of the claimed amount should be indemnified.  If the Indemnifying Party in the Response Notice contests all or part of the claimed amount (thereupon, the “Contested Amount”), the Indemnifying Party and the Indemnified Party shall attempt promptly and in good faith to agree upon the rights of the Parties with respect to the Contested Amount.  If the Indemnifying Party and the Indemnified Party should so agree, a memorandum setting forth such agreement shall be prepared and signed by such Parties and, if such agreement provides that all or a portion of the Contested Amount is to be paid to the Indemnified Party, the Indemnifying Party shall make such payments in accordance with the terms of such agreement.  If the Parties cannot agree as to any resolution of any Contested Amount, then the Parties shall have available to them any and all remedies subject to the limitations set forth in this Agreement.

(h)           To the extent permitted under applicable law, amounts paid to or on behalf of the Parent or the Purchaser as indemnification shall be treated as adjustments to the Purchase Price for Tax purposes.

(i)           In connection with any indemnification claim pursuant to this Section 8.2, the Indemnified Party agrees to cooperate in a reasonable manner with any discovery proceedings related to such claim.

ARTICLE IX

ADDITIONAL AGREEMENTS

9.1           Certain Taxes.  All transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including any penalties and interest) incurred in connection with this Agreement, shall be paid by the Party assessed such Taxes and fees when due, and such Party will, at its own expense, file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales, use, stamp, registration and other Taxes and fees, and, if required by applicable law, the other Party or Parties will, and will cause its or their Affiliates to, join in the execution of any such Tax Returns and other documentation.

9.2           Press Releases and Announcements.  Prior to the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company shall be issued without the mutual approval of all Parties (which shall not be unreasonably withheld), except for any public disclosure which any Party in good faith believes is required by law, regulation, or a rule of a securities exchange; provided that the Purchaser shall be entitled to: (i) disclose the transactions contemplated hereby in any document filed with the Securities and Exchange Commission; (ii) include a detailed description of the Company in such filing; and (iii) include copies of the Company’s Financial Statements in such filing.  After the Closing Date, no press releases related to this Agreement and the transactions contemplated herein, or other announcements to the employees, customers or suppliers of the Company shall be issued without the Purchaser’s consent (which shall not be unreasonably withheld), except for any public disclosure which is required by applicable law, regulation, or rules of a securities exchange.

9.3           Further Assurances.  Each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as the other Parties may reasonably request to effect, consummate, confirm or evidence the transfer to the Purchaser of the Acquired Stock and the Technology Assets, and any other transactions contemplated hereby, and to otherwise enable the Parties hereto to carry out this Agreement in accordance with the material terms hereof.

9.4           Specific Performance.  The Parent acknowledges that the Company’s business is unique and recognizes and affirms that in the event of a breach of this Agreement by such the Parent, money damages may be inadequate and the Purchaser may have no adequate remedy at law.  Accordingly, the Parent agrees that the Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the Parent’s obligations hereunder not only by an action or actions for damages but also by an action or actions for specific performance, injunctive and/or other equitable relief.

9.5           Transition Assistance.  The Parent shall not in any manner take any action which is designed, intended, or might be reasonably anticipated to have the effect of discouraging customers, suppliers, lessors, licensors and other business associates of the Company from maintaining the same business relationships with the Company after the date of this Agreement as were maintained with the Company prior to the date of this Agreement.

9.6           Expenses.  The Parties shall each pay all of their own fees, costs and expenses (including, without limitation, fees, costs and expenses of legal counsel, investment bankers, brokers or other representatives and consultants and appraisal fees, costs and expenses) incurred in connection with the negotiation of this Agreement and the other Transaction Documents, the performance of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby.

9.7           Exclusivity.  Until this Agreement is terminated by its terms, neither the Company nor the Parent (and neither the Company nor the Parent shall cause or permit any Insider or agent or any other Person acting on behalf of the Parent, the Company, or its Affiliates to): (a) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to any (i) liquidation, dissolution or recapitalization of, (ii) merger or consolidation with or into, (iii) acquisition or purchase of assets of or any equity interest in, or (iv) similar transaction or business combination involving the Company; or (b) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any other Person to do or seek any of the foregoing.  The Company and the Parent each agrees that it will discontinue immediately (and will cause any Insider or agent or any other Person acting on behalf of the Parent, the Company, or its Affiliates to discontinue immediately) any negotiations or discussion with respect to any of the foregoing.

9.8           Books and Records.  Unless otherwise consented to in writing by the Purchaser, the Parent will not, for a period of seven years following the date hereof, destroy, alter or otherwise dispose of any of the books and records relating to the Company which are retained by the Parent without first offering to surrender to the Purchaser such books and records or any portion thereof of which the Purchaser may intend to destroy, alter or dispose.  The Parent will allow the Purchaser’s representatives, attorneys and accountants access to such books and records, upon reasonable request during the Parent’s normal business hours, for the purpose of examining and copying the same in connection with any matter related to or arising out of this Agreement or the transactions contemplated hereby.

9.9           Non-competition, Non-solicitation and Confidentiality.

(a)           Non-competition.  In consideration of the Purchase Price and the mutual covenants provided for herein, during the period beginning on the Closing Date and ending on the fourth anniversary of the Closing Date (the “Non-compete Period”), the Parent shall not, and shall cause its Subsidiaries (collectively, the “Non-competing Parties”) not to, engage, whether as an owner, operator, manager, employee, officer, director, consultant, advisor, representative or otherwise, directly or indirectly in the design, engineer, manufacture, market, distribution or sale of microcellular polyurethane foams and pads anywhere in the world; provided that ownership of less than ten percent (10%) of the outstanding stock of any publicly-traded corporation shall not be deemed to be engaging solely by reason thereof in any of its businesses.  The Parties hereto agree that the covenant set forth in this Section 9.9(a) is reasonable with respect to its duration, geographical area and scope.  If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 9.9(a) is invalid or unenforceable, the Parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

(b)           Non-solicitation.  During the Non-compete Period, the Parent shall not, and shall cause the other Non-competing Parties not to: (i) directly or indirectly contact, approach or solicit for the purpose of offering employment to or hiring (whether as an employee, consultant, agent, independent contractor or otherwise) or actually hire any person employed by the Company within two years prior to the Closing Date or during the Non-compete Period, without the prior written consent of the Company; or (ii) induce or attempt to induce any customer or other business relation of the Company into any business relationship with the Parent or any other Non-competing Parties which is likely to materially harm the Company.  The term “indirectly” as used in this Section 9.9(b) is intended to mean any acts authorized or directed by or on behalf of any Non-competing Party or any person controlled by such Non-competing Party.

(c)           Confidentiality. During the Non-compete Period, the Parent shall, and shall cause the other Non-competing Parties to, treat and hold as confidential any information concerning the business and affairs of the Company that is not already generally available to the public (the “Confidential Information”), refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Purchaser or destroy, at the request and option of the Purchaser, all tangible embodiments (and all copies) of the Confidential Information which are in its possession or under its control.  Notwithstanding the above, information subject to the operation of this Section 9.9(c) shall not include information that: (i) becomes generally available to the public other than as a result of a prohibited disclosure by the Party seeking to make such disclosure or use (or any of its representatives); or (ii) is rightfully disclosed to the Party seeking to make such disclosure or use on a non-confidential basis by a source other than the Party seeking to dispute such disclosure or use or any of their representatives.  In the event that any Non-competing Party is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, the Parent shall cause such Non-competing Party to notify the Purchaser promptly of the request or requirement so that the Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 9.9(c).  If, in the absence of a protective order or the receipt of a waiver hereunder, any Non-competing Party is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, such Non-competing Party may disclose the Confidential Information to the tribunal; provided that the Parent shall cause such disclosing Non-competing Party to use commercially reasonable efforts to obtain, at the request of the Purchaser, an order or other assurance that confidential treatment shall be accorded to such portion of the Confidential Information required to be disclosed as the Purchaser shall designate.

(d)           Trade Names.  No Non-competing Party shall use the “Utis” or any names confusingly similar thereto in any manner anywhere in the world after Closing, except with written approval of the Purchaser.

(e)           Remedy for Breach.  The Parent on behalf of itself and the other Non-competing Parties acknowledges and agrees that in the event of a breach of any of the provisions of this Section 9.9 by any Non-competing Party, monetary damages shall not constitute a sufficient remedy.  Consequently, in the event of any such breach, the Purchaser, successors or assigns may, in addition to other rights and remedies existing in their favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof, in each case without the requirement of posting a bond or proving actual damages.

9.10           Parent Contracts and Commitments.  The Parent will not amend, modify, or waive any right under any of the contracts or commitments required to be disclosed in Schedule 5.4, including particularly the contracts with the Previous Shareholders, and the Parent will use its best efforts to enforce any and all of its rights thereunder.

ARTICLE X

MISCELLANEOUS

10.1           Amendment and Waiver.  This Agreement may be amended and any provision of this Agreement may be waived only by a written instrument duly executed by the Chief Executive Officer of the Purchaser and an authorized officer of the Parent, and no Party may rely on any purported amendment or waiver which is not executed in such fashion.  No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

10.2           Notices.  All notices, demands and other communications given or delivered under this Agreement shall be in writing, shall be in the English language, and shall be either personally delivered, sent by certified or registered mail (return receipt requested), or sent by reputable overnight delivery service, in each case at or to the addresses set forth below (or at such other address for a Party as shall be specified by like notice).  Any such notice, demand or other communication given in accordance with the foregoing shall be effective upon receipt.

Notices to the Company (if prior to Closing):	with a copy to:
SK Utis Co., Ltd. 948-1, Daechi3-dong, Gangnam-gu, Seoul 135-847, Korea Attn: Hern-Jin Park, Ph.D., Representative Director	Yoon & Yang LLC 19th Fl., ASEM Tower, 159-1 Samsung-dong Gangnam-gu, Seoul 135-798, Korea Attn : Young Jae Shin, Partner
Notices to the Parent:	with a copy to:
SK Chemicals Co., Ltd. Corporate Strategy 948-1, Daechi3-dong, Gangnam-gu, Seoul 135-847, Korea Attn: Jae Yong Ahn, Vice President	Yoon & Yang LLC 19th Fl., ASEM Tower, 159-1 Samsung-dong Gangnam-gu, Seoul 135-798, Korea Attn : Young Jae Shin, Partner
Notices to Purchaser:	with copies to:
Rogers Corporation One Technology Drive Rogers, CT, USA 06263-0188 Attn: Pete Kaczmarek, Senior Vice President	Rogers Corporation One Technology Drive Rogers, CT, USA 06263-0188 Attn: General Counsel

10.3           Binding Agreement; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by a Party without the prior written consent of the other Parties; provided, that the Purchaser may at any time prior to the Closing, at its sole discretion, assign, in whole or in part, its rights and obligations pursuant to this Agreement to one of its Subsidiaries, including Subsidiaries which may be organized subsequent to the date hereof (it being understood that as of the date hereof, the Purchaser has assigned its right to acquire the Acquired Stock to Rogers BVBA, a Belgian corporation and an indirect wholly-owned Subsidiary of the Purchaser).

10.4           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

10.5           No Strict Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

10.6           Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no captions had been used in this Agreement.

10.7           Entire Agreement.  This Agreement and the documents referred to herein contain the entire agreement among the Parties and supersede any prior negotiations, understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

10.8           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument, it being understood that all of the Parties need not sign the same counterpart.

10.9           Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the Republic of Korea, without giving effect to any choice of law or conflict of law provision (whether of the Republic of Korea or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Republic of Korea.

10.10           Parties in Interest.  Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties and their respective successors and assigns any rights or remedies under or by virtue of this Agreement.

10.11           Foreign Currency Conversions.  If any amount to be paid, transferred, allocated, indemnified, reimbursed or calculated pursuant to, or in accordance with, the terms of this Agreement or any Exhibit or Schedule (including the Schedules) referred to herein (including the calculation, payment or reimbursement of Losses under Article VIII hereof) is originally stated or expressed in a currency other than US Dollars, then, for the purpose of determining the amount to be so paid, transferred, allocated, indemnified, reimbursed or calculated, such amount shall be converted into US Dollars at the basic exchange rate between those two currencies most recently quoted in The Wall Street Journal in New York on the Business Day immediately prior to (or, if no such quote exists on such Business Day, on the closest Business Day prior to) the day on which the Party required to make such payment, transfer, indemnification, reimbursement or calculation first becomes obligated to do so

10.12           Dispute Resolution.

(a)           Except as specifically provided in Section 1.3, any dispute, controversy or claim arising out of or in connection with any Transaction Document (including any provision of any Schedule or Exhibit thereto) or the breach, termination or validity thereof (“Dispute”) shall, upon the written request of any Party, be finally and exclusively settled by arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce then in effect (the “Rules”), except as modified herein.

(b)           The arbitration shall be conducted, and the award shall be rendered, in Singapore, in the English language.

(c)           There shall be three arbitrators of whom the Purchaser on the one hand and the Parent on the other hand each shall nominate one in accordance with the Rules.  The two party-nominated arbitrators shall nominate the third arbitrator to serve as the chairman of the arbitral tribunal within thirty (30) days of the nomination of the second arbitrator.  In the event that the two party-appointed arbitrators are unable to timely agree on the third arbitrator, the third arbitrator shall be appointed by the International Court of Arbitration of the International Chamber of Commerce (the “ICC Court”) upon the written request of any Party, within thirty (30) days of such request.  The Terms of Reference (as defined under the Rules) shall be signed by the Parties (or approved by the ICC Court) as expeditiously as possible, but no later than forty-five (45) days after the confirmation of the appointment of the third arbitrator.  Except as otherwise provided in Section 1.4(b)(iii) of this Agreement, the costs of the arbitrators shall be borne by the Parties in accordance with the decision of the arbitrators.

(d)           The hearing on the merits shall be held as expeditiously as possible, but no later than one hundred twenty (120) days after the signing of the Terms of Reference or approval of the Terms of Reference by the ICC Court. The hearing shall last no longer than ten (10) days, which shall be consecutive, if possible.  In addition to monetary damages, the arbitral tribunal shall be empowered to award declaratory relief, including injunctive relief or specific performance of any obligation under this Agreement. The award shall be rendered within thirty (30) days of the close of the hearing.

(e)           The Parties jointly request the arbitral tribunal to use its best efforts to comply with the time frames set forth in the preceding Sections 10.12(c) and 10.12(d), but recognize that a longer time may be required notwithstanding such best efforts.  The Parties agree that the arbitral tribunal (or the ICC Court, where applicable) shall have the authority to modify such time frames if the arbitral tribunal (or the ICC Court) determines that such modification is necessary or if the Parties jointly request such modification, and that failure to comply with such time frames shall not be a ground for challenging enforcement of the arbitral award.

(f)           By agreeing to arbitration, the Parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings or the enforcement of any award.  Without prejudice to such provisional remedies that may be granted by a national court, the arbitral tribunal shall have full authority to grant provisional remedies, to order a Party to seek modification or vacation of an injunction, attachment or other order issued by a national court, and to award damages for the failure of any Party to respect the arbitral tribunal’s orders to that effect.

(g)           The award of the arbitral tribunal shall be final and binding upon the Parties as from the date rendered, and shall be the sole and exclusive remedy between the Parties regarding any claims, counterclaims, issues, or accounting presented to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction in respect thereof.

(h)           In order to facilitate the comprehensive resolution of all related Disputes, all claims that arise under or in connection with this Agreement (but not any other Transaction Document) may be brought in a single arbitration. Upon the request of any Party, the arbitral tribunal shall consolidate any arbitration proceeding constituted under this Agreement with any other arbitration proceeding instituted under this Agreement if the arbitral tribunal determines that (i) there are issues of fact or law common to the proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) no Party would be unduly prejudiced as a result of such consolidation through undue delay or otherwise.  In the event of different rulings on this question by the different arbitral tribunals constituted under this Agreement, the ruling of the arbitral tribunal constituted first in time shall control, and such arbitral tribunal shall serve as the tribunal for any consolidated arbitration. In the event of such consolidation, the Terms of Reference, if finalized, shall be revised and amended within thirty (30) days of such consolidation, and the hearing on the merits shall be held as expeditiously as possible but no later than one hundred twenty (120) days after the amendment of the Terms of Reference.

10.13           Waiver of Sovereign Immunity.  To the extent that any Party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) with respect to himself or itself or its property, such Party:

(a)           agrees that the execution, delivery and performance by it of this Agreement or any other Transaction Document constitute private and commercial acts done for private and commercial purposes;

(b)           agrees that, should any proceedings be brought against it or its assets in any jurisdiction in relation to any Transaction Document or any transaction contemplated hereby and thereby, such Party is not entitled to sovereign immunity in respect of its obligations under such Transaction Document or transaction, and no sovereign immunity from such proceedings (including, without limitation, immunity from service of process from suit, from the jurisdiction of any court, from an order or injunction of such court or the enforcement of same against its assets) shall be claimed by or on behalf of such Party or with respect to its assets;

(c)           waives, in any such proceedings, to the fullest extent permitted by law, any right of sovereign immunity that it or any of its assets now has or may acquire in the future in any jurisdiction; and

(d)           waives, to the fullest extent permitted by law, the defense of sovereign immunity with respect to the enforcement of any judgment or award against it in any such proceedings to the giving of any relief or the issue of any process in any jurisdiction in connection with such proceedings (including, without limitation, pre-judgment attachment, post judgment attachment, the making, enforcement or execution against or in respect of any assets whatsoever irrespective of their use or intended use of any order or judgment that may be made or given in connection therewith).

 [signature page to follow]

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SK CHEMICALS CO., LTD.	ROGERS CORPORATION
By: __/s/ Jae Yong Ahn_____________ Name: Jae Yong Ahn Title: VP/Corporate Strategy	By: __/s/ Peter G. Kaczmarek__________ Name: Peter G. Kaczmarek Title: Senior Vice President
SK UTIS CO., LTD. By: ___/s/ Hern Jin Park______________ Name: Hern Jin Park Title: Representative Director

ANNEX I – DEFINITIONS

For purposes of this Agreement, the following terms, when used herein with initial capital letters, shall have the respective meanings set forth herein:

“Affiliate” of any Person means any other Person controlling, controlled by or under common control with such first Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities or otherwise.

“Agreement” means this Acquisition Agreement, including all Exhibits and Schedules hereto, as it may be amended from time to time in accordance with its terms.

“Business Day” means a day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York or Seoul, Korea are authorized or required by law to close.

“Cash” means an amount equal to the sum of (A) all cash held by the Company in deposit accounts or physically on hand at the Company’s principal place of business, and (B) the key money deposits paid by the Company which total an amount equal to three hundred thirty-two million won (KRW 332,000,000 KRW.

“Encumbrance” means any charge, claim, community property interest, condition, equitable interest, lien, option, pledge, security interest, yangdo tambo right, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Environmental Affiliates” of any Person means, with respect to any particular matter, all other Persons whose liabilities or obligations with respect to that particular matter have been assumed by, or are otherwise deemed by law to be those of, such first Person.

“Environmental and Safety Requirements” means all national, state, territorial, provincial, county, city or other unit or subdivision thereof, or foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, and all common law concerning public health and safety, worker health and safety and pollution or protection of the environment, including all such standards of conduct and bases of obligations relating to the presence, use, production, generation, handling, transport, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or by-products, asbestos, polychlorinated biphenyls (or PCBs), noise or radiation.

“Environmental Lien” means any lien, whether recorded or unrecorded, in favor of any Governmental Authority relating to any liability of the Company or any Environmental Affiliate of the Company arising under any Environmental and Safety Requirement.

“Export and Import Laws” means the laws and regulations of any government regulating the provision of services to parties not of the country in question, or the export and import of articles and information from and to such country and to parties not of such country.

“Government Consent” means any consent, approval, order or authorization of, or designation, registration, declaration or filing with, any Governmental Authority.

“Governmental Authority” means any nation, state, territory, province, county, city or other unit or subdivision thereof, or any entity, agency, commission or authority exercising executive, legislative, court, judicial, quasi-judicial, regulatory, administrative or taxing functions of, or pertaining to, government.

“GAAP” means, at a given time, generally accepted accounting principles as used in Korea, applied on a basis consistent with the Financial Statements to the extent the Financial Statements themselves are prepared in accordance with Korean generally accepted accounting principles.

“Indebtedness” of any Person means, without duplication: (a) indebtedness for borrowed money; (b) obligations under financing leases in respect of which such Person is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person assures a creditor against loss; and (c) any other amount which is required to be accrued as a long-term liability in accordance with GAAP, applied on a basis consistent with the preparation of the Latest Balance Sheet.

“Insider” means any officer, director, stockholder, or Affiliate, as applicable, of the Company or any of its Affiliates or any immediate family member of such Person (including, without limitation, any Person related by marriage or adoption to any such individual) or any entity in which any such Person owns a thirty percent (30%) or greater beneficial interest.

“Knowledge of the Company” means (a) the actual knowledge of any employee of the Company or the Parent in charge of tasks directly related to the relevant representation or warranty made by either the Company or the Parent, any registered or non-registered director of the Company, any of the Company’s team leaders, or any employee or registered or non-registered director of the Parent who is in charge of general or functional supervisory or administrative responsibility for the Company, and (b) with respect to each individual described in clause (a) above, the knowledge that an individual would have acquired after making due inquiry as prudent business person would have made in the management of his or her business affairs.

“Korea” means the Republic of Korea.

“Licenses” means all permits, licenses, franchises, certificates, approvals and other authorizations of any Governmental Authority, or other similar rights.

“Loss” means, with respect to any Person, any diminution of value or other damage, liability, demand, claim, action, cause of action, cost, damage, deficiency, Tax, penalty, fine or other loss or expense, whether or not arising out of a third party claim, including all interest, penalties, reasonable attorneys’ fees and expenses and all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including any Governmental Authority) against or affecting such Person or which, if determined adversely to such Person, would give rise to, evidence the existence of, or relate to, any other Loss and the investigation, defense or settlement of any of the foregoing, together with interest thereon from the date on which such Person provides the written notice of the related claim as described in Section 8.2 (Indemnification) through and including the date on which the total amount of the claim, including such interest, is recovered or recouped pursuant to Article VIII.

“Material Adverse Effect” means any material adverse effect on the business, financial condition, operations, results of operations or prospects of the Company or any of its Subsidiaries.

“Net Core Working Capital Amount” means, as of a given time, (i) the book value of the Company’s trade accounts receivable; plus (ii) the book value of the Company’s inventories; minus (ii) the book value of the Company’s trade accounts payable, all determined in accordance with GAAP, applied on a basis consistent with the preparation of the Latest Balance Sheet.

“Net Non-Core Working Capital Amount” means, as of a given time,  (i) the book value of the Company’s non-financial current assets, including accrued revenue receivables, non-trade accounts receivable, advanced payments, prepaid expenses, cash in advance, VAT from purchases, prepaid taxes, and short-term loans to employees, but excluding Cash, any accrual with respect to the VAT Refund, trade accounts receivable, inventories, and deferred tax assets, minus (ii) the book value of the Company’s non-financial current liabilities, including non-trade expenses, withholdings payable, VAT from sales, taxes payable, and accrued expenses, but excluding trade accounts payable and Indebtedness, all determined in accordance with GAAP, applied on a basis consistent with the preparation of the Latest Balance Sheet.

“Ordinary Course of Business” means the ordinary course of the Company’s and its Subsidiaries’ businesses consistent with past practice (including, without limitation, with respect to collection of accounts receivable, purchases of inventory and supplies, repairs and maintenance, payment of accounts payable and accrued expenses, levels of capital expenditures, fulfillment of customer orders, pricing, selling terms, and operation of cash management practices generally).

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a Governmental Authority, or any other entity.

“Proprietary Rights” means any and all patents, patent applications, trademarks, service marks, trademark or service mark applications and registrations, trade and corporate names, domain names, web sites, copyrights, copyright applications, registrations, customer and supplier lists, inventions, processes, designs, formulae, trade secrets, know-how, confidential information, and any other similar intellectual property or proprietary rights, and all tangible embodiments of any of the foregoing (in any medium, including electronic media).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping or disposing into the environment (including the abandonment or discarding of barrels, containers, and other closed receptacles containing any hazardous substance or pollutant or contaminant).

“Subsidiary” means, with respect to any Person, any corporation fifty percent (50%) or more of the total voting power of shares of stock of which is entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or any partnership, association or other business entity fifty percent (50%) or more of the partnership or other similar ownership interest of which is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes of this definition, a Person is deemed to have a fifty percent (50%) or more ownership interest in a partnership, association or other business entity if such Person is allocated fifty percent (50%) or more of the gains or losses of such partnership, association or other business entity or is or controls a managing director or general partner of such partnership, association or other business entity.

“Tax Returns” means returns, declarations, reports, claims for refund, information returns or other documents (including any related or supporting schedules, statements or information) filed or required to be filed in connection with the determination, assessment or collection of Taxes of any party or the administration of any laws, regulations or administrative requirements relating to any Taxes.

“Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, estimated, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other tax, fee, assessment or charge of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and including any obligations to indemnify or otherwise assume or succeed to any Tax liability of another Person.

“Technology Assets” means the technology described in Schedule 4.12, which is owned by the Parent and is used in the manufacture of microcellular polyurethane foams and pads.

“Transaction Documents” means this Agreement, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated by this Agreement.

Other Definitional Provisions.

(a)           Accounting Terms. Accounting terms which are not otherwise defined in this Agreement have the meanings given to them under GAAP.  To the extent that the definition of accounting term that is defined in this Agreement is inconsistent with the meaning of such term under GAAP, the definition set forth in this Agreement will control.

(b)           “Hereof,” etc.  The terms “hereof,” “herein” and “hereunder” and terms of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement.  Section, clause, Schedule and Exhibit references contained in this Agreement are references to Sections, clauses, Schedules and Exhibits in or to this Agreement, unless otherwise specified.  All references herein to “days” shall be references to calendar days unless Business Days are specified.  All references to “US dollar,” “dollar” or “US$” shall refer to United States dollars and to “KRW” shall refer to Korean won.

(c)           Successor Laws. Any reference to any particular law or regulation will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified.

           Cross Reference of Other Definitions.  Each capitalized term listed below is defined in the corresponding Section of this Agreement:

Term	Section
Accounting Firm	1.4(b)(iii)
Agreement	Preface
Acquired Stock	Recitals
Actual Cash	1.3(a)(v)
Actual Indebtedness	1.3(a)(vi)
Actual Net Core Working Capital Amount	1.3(a)(iii)
Actual Net Non-Core Working Capital Amount	1.3(a)(iv)
Applicable Limitation Date	8.1
Asset Purchase Price	1.2(b)
Balance Payment	1.4(c)
Basket Amount	8.2(b)(ii)
Closing	1.4(a)
Closing Date	1.4(a)
Closing Review	1.3(a)(i)
Common Stock	Recitals
Company	Preface
Confidential Information	9.9(c)
Contested Amount	8.2(g)
Deposit	1.2 (d)
Deposited Amount	1.4(b)(iii)
Dispute	10.12(a)
Draft Computation	1.3(a)(i)
Employee	4.16(a)
Employee Plans	4.17(a)
Escrow Agent	1.2 (d)
Escrow Agreement	1.2(d)
Financial Statements	4.6
Firm	1.3(a)(ii)
Indemnified Party	8.2(e)
Indemnifying Party	8.2(e)
Independent Contractor	4.16(c)
Initial Cash Payment	1.2(b)
ICC Court	10.12(c)
Latest Balance Sheet	4.6
Majority Stock	Recitals
Majority Stock Purchase Price	1.2(b)
Minority Stock	Recitals
Minority Stock Purchase Price	1.2(b)

New Location	2.1(i)
Non-compete Period	9.9(a)

Non-competing Parties	9.9(a)
Objection Notice	1.3(a)(ii)
Parent	Preface
Parent Parties	8.2(c)
Party	Preface
Parties	Preface
Previous Shareholders	5.5
Prior Location	2.1(i)
Purchase Price	1.2(b)
Purchaser	Preface
Purchaser Parties	8.2(a)
Response Notice	8.2(g)
Rules	10.12(a)
Schedule Correction	3.1(g)
Shareholders’ Agreement	2.1(h)
Stock Purchase Price	1.2(b)
Target Amount	1.3(a)(iii)
Third Party Claim	8.2(f)

Update	3.1(g)
Updated Schedules	3.1(g)
VAT Refund	1.3(b)
Work Permit	4.16(d)

EXHIBIT A

FORM OF SHAREHOLDERS AGREEMENT

SHAREHOLDERS AGREEMENT
by and among

Rogers Corporation,

SK Chemicals Co., Ltd., and

SK Utis Co., Ltd.

______________________________

Dated as of March [●], 2010

______________________________

SHAREHOLDERS AGREEMENT

This Shareholders Agreement (this “Agreement”) is entered into as of  March [●], 2010, by and among: SK Utis Co., Ltd., a company organized and existing under the laws of the Republic of Korea (the “Company”), SK Chemicals Co., Ltd., a company organized and existing under the laws of the Republic of Korea (“SK Chemicals”), and Rogers Corporation, a company organized and existing under the laws of the Commonwealth of Massachusetts, USA (“Rogers”).  The Company, the SK Chemicals and the Rogers are referred to herein collectively as the “Parties” and, individually, as a “Party”.

RECITALS

WHEREAS, pursuant to that certain share acquisition agreement dated [   ] by the Parties, (the “Acquisition Agreement”), SK Chemicals is selling ninety percent (90%) of the issued and outstanding common shares of the Company (the “Majority Stock”) owned by SK Chemicals, and all of its right, title and interest in and to the Technology Assets.

WHEREAS, pursuant to the Acquisition Agreement, on the second anniversary of the closing date of sale and purchase of the Majority Stock, SK Chemicals will be selling the remaining ten percent (10%) of the issued and outstanding common shares of the Company owned by SK Chemicals (the “Minority Stock”)(the Majority Stock and the Minority Stock are referred to herein collectively as the “Acquired Stock”).

WHEREAS, the execution of this Agreement is a condition to the closing of the transactions contemplated by the Acquisition Agreement; and

WHEREAS, the Company, SK Chemicals and Rogers desire to enter into this Agreement to set forth their rights and obligations as shareholders of the Company.

NOW, THEREFORE, in consideration of the agreements and obligations set forth herein and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.           Definitions

For purposes of this Agreement, the following terms shall have the following respective meanings:

“Acquisition Agreement” has the meaning set forth in the Recitals.

“Acquired Stock” has the meaning set forth in the Recitals.

“Agreement” has the meaning set forth in the Preamble.

 “Company” has the meaning set forth in the Preamble.

“Law” means any law, rule, regulation, legislation, statute, ordinance or order.

“Majority Stock” has the meaning set forth in the Recitals.

“Minority Stock” has the meaning set forth in the Recitals.

“Parties” or “Party” has the meaning set forth in the Preamble.

“Person” means an individual, corporation, limited liability company, partnership, joint venture, trust, fund or an incorporated organization or association or other form of business enterprise, a governmental entity or any other form of a legal entity.

“Rogers” has the meaning set forth in the Preamble.

“Shareholder Party” means either Rogers or SK Chemicals.

“SK Chemicals” has the meaning set forth in the Preamble.

 “Transfer” means to sell, transfer, assign, pledge, hypothecate, mortgage or otherwise dispose of any interest in the Company or any right or obligation under this Agreement, whether voluntarily or by operation of Law.

2.           Transfer of Shares

SK Chemical shall not Transfer all or any portion of the Minority Stock without the prior written consent of Rogers, which consent may be withheld in Rogers’s sole discretion.

3.           Wavier of Dividends

SK Chemical hereby waives all of its rights to declared or undeclared dividends payable on or with respect to the Company’s common shares, it being a condition of consummation of the Acquisition Agreement, and the express intent of the Parties, that following the Closing Date, all cash and non-cash distributions of the Company with respect to its common stock shall be for the sole benefit of Rogers.  The Company and Rogers acknowledge and agree to such waiver of rights to dividends by SK Chemicals.  The Parties also acknowledge that the Purchase Price paid by Rogers under the Acquisition Agreement reflects the understanding set forth in this Agreement, and that  there is therefore a bona fide business purpose for the waiver set forth herein.

4.           Voting Agreement and Management

4.1           Voting Agreement. SK Chemicals hereby irrevocably and unconditionally agrees that the SK Chemicals shall vote all of the Minority Stocks consistently with, or as otherwise directed by, Rogers.  Upon request from Rogers, SK Chemicals shall also execute any instrument that is required under the applicable Law and the Articles of Incorporation of the Company in order to effectuate the covenant contained in this Section 4.1.

4.2           Management. SK Chemicals shall not, and shall not seek to, elect its own directors or statutory auditor of the Company or seek to have any appointment rights with respect to any officer or other employees of the Company.

5.           Representations and Warranties

Each Party represents and warrants to the other Parties as follows:

5.1           Organization. Such Party is duly organized and validly existing and in good standing under the laws of its jurisdiction of organization and has requisite corporate power and authority to carry on its business as presently conducted and proposed to be conducted.

5.2           Authorization; Due Execution. Such Party has all requisite corporate power and authority necessary to execute, deliver and perform its obligations under this Agreement.  The execution and delivery of, and the consummation of all of the transactions contemplated by, this Agreement have been duly authorized by all necessary corporate action on the part of such Party.  This Agreement has been duly executed and delivered by such Party and constitutes a legal, valid and binding obligation of such Party, enforceable against it in accordance with its terms.

5.3           Non-Contravention.  The execution and delivery by such Party of this Agreement and the performance by such Party of its obligations hereunder do not violate any provision of such Party’s constitutional documents or any La applicable to such Party.

6.           Termination

6.1           Term.  This Agreement shall become effective as of the Closing Date hereof and remain in full force and effect until it is terminated in accordance with Section 6.2.

6.2           Termination.  This Agreement shall be terminated forthwith upon the occurrence of any of the following:

(a)           by mutual agreement by the Parties evidenced in writing; or

(b)           SK Chemicals ceases to own any of the Minority Stock..

6.3           Effects of Termination.  In the event of termination pursuant to Section 6.2, this Agreement shall become wholly void and of no further effect; provided, however, that such termination shall not relieve any Party from any liability for breach of this Agreement prior to such termination.  Notwithstanding anything to the contrary, the terms, conditions and agreements contained in Sections6 and 7 shall survive such termination and shall not lapse except as provided herein.

7.           Miscellaneous Provisions

7.1           Amendment and Waiver.  This Agreement may be amended and any provision of this Agreement may be waived only by a written instrument duly executed by the Chief Executive Officer of the Rogers and an authorized officer of the SK Chemicals, and no Party may rely on any purported amendment or waiver which is not executed in such fashion.  No course of dealing between or among any persons having any interest in this Agreement shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any Party under or by reason of this Agreement.

7.2           Notices.  All notices, demands and other communications given or delivered under this Agreement shall be in writing, shall be in the English language, and shall be either personally delivered, sent by certified or registered mail (return receipt requested), or sent by reputable overnight delivery service, in each case at or to the addresses set forth below (or at such other address for a Party as shall be specified by like notice).  Any such notice, demand or other communication given in accordance with the foregoing shall be effective upon receipt.

Notices to the Company:	with a copy to:
[contact information]	[counsel]

Notices to the SK Chemicals:	with a copy to:
SK Chemicals Co., Ltd. Corporate Strategy 948-1, Daechi3-dong, Gangnam-gu, Seoul 135-847, Korea Attn : Jae Yong Ahn, Vice President	SK Chemicals Co., Ltd. Corporate Strategy 948-1, Daechi3-dong, Gangnam-gu, Seoul 135-847, Korea Attn : Leader of Legal Affairs Team

Notices to Rogers:	with copies to:
Rogers Corporation One Technology Drive Rogers, CT, USA 06263-0188 Attn: Pete Kaczmarek, Senior Vice President	Rogers Corporation One Technology Drive Rogers, CT, USA 06263-0188 Attn: General Counsel
7.3           Binding Agreement; Assignment.  This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by a Party without the prior written consent of the other Parties

7.4           Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provisions or the remaining provisions of this Agreement.

7.5           No Strict Construction.  The Parties have participated jointly in the negotiation and drafting of this Agreement.  The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

7.6           Captions.  The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement shall be enforced and construed as if no captions had been used in this Agreement.

7.7           Entire Agreement.  This Agreement and the documents referred to herein contain the entire agreement among the Parties and supersede any prior negotiations, understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof in any way.

7.8           Counterparts.  This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which taken together shall constitute one and the same instrument, it being understood that all of the Parties need not sign the same counterpart.

7.9           Governing Law.  All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the Republic of Korea, without giving effect to any choice of law or conflict of law provision (whether of the Republic of Korea or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Republic of Korea.

7.10           Further Assurance.  Each Party covenants and agrees that, without further consideration, it will prepare, execute, acknowledge, file, record, publish and deliver such other instruments, documents and statements and take such other actions as may be reasonably necessary or convenient in the judgment of the other Parties to carry out more effectively the purposes of this Agreement.

7.11           Confidentiality. Each of the Parties will maintain in confidence, and will cause its Affiliates, directors, officers, employees, agents and advisors to maintain in confidence, and not use to the detriment of any other Party, the existence of, and any written, oral or other information obtained from another Party in connection with, this Agreement, unless or except for (a) such information that is already known to others not bound by a duty of confidentiality or such information becomes publicly available through no fault of such Party or (b) the furnishing or use of such information is required by Law or any government authority.

7.12           Dispute Resolution. Any dispute, controversy or claim arising out of or in connection with this Agreement shall be resolved pursuant to Article 10.12 of the Acquisition Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

SK CHEMICALS CO, LTD.	ROGERS CORPORATION
By: ______________________________ Name: Title:	By: ______________________________ Name: Title:
SK UTIS CO, LTD. By: ______________________________ Name: Title: